Exhibit 10.23

EXECUTION COPY

THIRD-LIEN LOAN AND GUARANTY AGREEMENT

dated as of April 13, 2005

among

RELIANT PHARMACEUTICALS, INC.,

CERTAIN SUBSIDIARIES OF RELIANT PHARMACEUTICALS, INC.,

as Guarantor Subsidiaries,

VARIOUS LENDERS,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Administrative Agent and Collateral Agent

$49,625,000 Senior Secured Credit Facility

i

4.5.	Governmental Consents	44
4.6.	Binding Obligation	44
4.7.	Historical Financial Statements	44
4.8.	Projections	44
4.9.	No Material Adverse Change	44
4.10.	Schedule 3.1(e)	44
4.11.	Adverse Proceedings, etc	44
4.12.	Payment of Taxes	45
4.13.	Properties	45
4.14.	Environmental Matters	46
4.15.	No Defaults	46
4.16.	Material Contracts	47
4.17.	Governmental Regulation	47
4.18.	Margin Stock	47
4.19.	Employee Matters	47
4.20.	Employee Benefit Plans	48
4.21.	Certain Fees	48
4.22.	Solvency	48
4.23.	[RESERVED]	48
4.24.	Permits, Compliance with Statutes, etc	48
4.25.	Disclosure	48
4.26.	New Drug Applications	49
4.27.	Quality of Inventory	49
4.28.	Non-disclosure and Confidentiality Policies	49
4.29.	Non-compliance with Governmental Regulation	49

SECTION 5.	AFFIRMATIVE COVENANTS	49

5.1.	Financial Statements and Other Reports	49
5.2.	Existence	53
5.3.	Payment of Taxes and Claims	53
5.4.	Maintenance of Properties	53
5.5.	Insurance	54
5.6.	Inspections	54
5.7.	Lenders Meetings	54
5.8.	Compliance with Laws	54
5.9.	Environmental	55
5.10.	Subsidiaries	56
5.11.	Additional Material Real Estate Assets	56
5.12.	Segregated Account for Working Capital Collateral	57
5.13.	[RESERVED]	57
5.14.	Further Assurances	57
5.15.	Personal Property Collateral Access Agreement	57

SECTION 6.	NEGATIVE COVENANTS	57

6.1.	Indebtedness	57
6.2.	Liens	59
6.3.	Equitable Lien	61
6.4.	No Further Negative Pledges	61
6.5.	Restricted Junior Payments	61
6.6.	Restrictions on Subsidiary Distributions	62
6.7.	Investments	62
6.8.	[RESERVED]	63
6.9.	Fundamental Changes; Disposition of Assets; Acquisitions	63
6.10.	Disposal of Subsidiary Interests	64
6.11.	Sales and Lease-Backs	64
6.12.	Transactions with Shareholders and Affiliates	64
6.13.	Conduct of Business	65
6.14.	[RESERVED]	65
6.15.	Provisions Related to Joint Ventures	65
6.16.	Amendments or Waivers with Respect to Certain Indebtedness	65
6.17.	Fiscal Year	65

SECTION 7.	GUARANTY	65

7.1.	Guaranty of the Obligations	65
7.2.	Contribution by Guarantor Subsidiaries	66
7.3.	Payment by Guarantor Subsidiaries	66
7.4.	Liability of Guarantor Subsidiaries Absolute	67
7.5.	Waivers by Guarantor Subsidiaries	68
7.6.	Guarantor Subsidiaries’ Rights of Subrogation, Contribution, etc	69
7.7.	Subordination of Other Obligations	69
7.8.	Continuing Guaranty	70
7.9.	Authority of Guarantor Subsidiaries or Company	70
7.10.	Financial Condition of Company	70
7.11.	Bankruptcy, etc	70
7.12.	Discharge of Guaranty Upon Sale of Guarantor Subsidiary	71

SECTION 8.	EVENTS OF DEFAULT	71

8.1.	Events of Default	71

SECTION 9.	AGENTS	73

9.1.	Appointment of Agents	73
9.2.	Powers and Duties	73
9.3.	General Immunity	74
9.4.	Agents Entitled to Act as Lender	74
9.5.	Lenders’ Representations, Warranties and Acknowledgment	75
9.6.	Right to Indemnity	75
9.7.	Successor Administrative Agent	75

9.8.	Collateral Documents and Guaranty	76

SECTION 10.	MISCELLANEOUS	77

10.1.	Notices	77
10.2.	Expenses	77
10.3.	Indemnity	77
10.4.	Set-Off	78
10.5.	Amendments and Waivers	78
10.6.	Successors and Assigns; Participations	79
10.7.	Independence of Covenants	82
10.8.	Survival of Representations, Warranties and Agreements	82
10.9.	No Waiver; Remedies Cumulative	83
10.10.	Marshalling; Payments Set Aside	83
10.11.	Severability	83
10.12.	Obligations Several; Independent Nature of Lenders’ Rights	83
10.13.	Headings	83
10.14.	APPLICABLE LAW	83
10.15.	CONSENT TO JURISDICTION	84
10.16.	WAIVER OF JURY TRIAL	84
10.17.	Confidentiality	84
10.18.	Usury Savings Clause	85
10.19.	Counterparts	85
10.20.	Effectiveness	85

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	2.14(c)	Outstanding Warrants

	3.1(e)	Liquidity Option Agreements
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.7	Certain Liabilities
	4.9	Certain Changes
	4.11	Adverse Proceedings
	4.12	Taxes
	4.13	Title; Real Estate Assets
	4.13(c)	Intellectual Property Rights
	4.16	Material Contracts
	4.17(b)	Non-compliance with Governmental Regulation
	4.24	Legal Compliance
	6.1(p)	Leased and Financed Vehicles
	6.2(l)	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A	Form of Funding Notice
	B-1	Form of Note
	B-2	Form of PIK Note
	C	Form of Compliance Certificate
	D	Form of Opinion of Counsel
	E	Form of Assignment Agreement
	F	Form of Certificate Re Non-bank Status
	G-1	Form of Closing Date Certificate
	G-2	Form of Solvency Certificate
	H	Form of Counterpart Agreement
	I	[RESERVED]
	J	Form of Joinder Agreement
	K	Form of Personal Property Collateral Access Agreement

v

THIRD-LIEN LOAN AND GUARANTY AGREEMENT

This THIRD-LIEN LOAN AND GUARANTY AGREEMENT, dated as of April 13, 2005, is entered into by and among RELIANT PHARMACEUTICALS, INC., a corporation organized under the laws of the state of Delaware (“Company”), CERTAIN SUBSIDIARIES OF COMPANY, as Guarantor Subsidiaries, the Lenders party hereto from time to time, and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”) as Administrative Agent and Collateral Agent.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to make a term loan to Company, in an amount not to exceed an aggregate principal amount of $49.625 million, the proceeds of which will be used for general corporate purposes, working capital and Permitted Acquisitions;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, (1) a Third Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries, if any, and 65% of all of the Capital Stock of each of its Foreign Subsidiaries, if any, but excluding the accounts receivable that comprise the Working Capital Collateral, and (2) a fourth priority lien on the Working Capital Collateral; and

WHEREAS, Guarantor Subsidiaries have agreed to guarantee the obligations of Company hereunder and, except in the case of RP Sub No. 1, to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Third Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries, if any, and 65% of all the Capital Stock of each of their respective Foreign Subsidiaries, if any.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Administrative Agent” means GSCP in such capacity as an administrative agent hereunder, and its successors or assigns.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the Knowledge of Company or any of its Subsidiaries, threatened in writing against or adversely affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors (or individuals performing comparable functions) of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means Administrative Agent, Collateral Agent and any successors or assigns.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Aggregate Proceeds Threshold” means the greater of (x) $7,500,000 and (y) the net proceeds from the sale or disposition of Axid® OS. For purposes of calculating the Aggregate Proceeds Threshold, any amounts paid or required to be paid after the Closing Date to Eli Lilly and Company in connection with Axid® OS shall be deducted from the proceeds of the sale or disposition of Axid® OS, whether or not such amounts have already been paid at the time of the Axid® OS sale.

“Agreement” means this Third-Lien Loan and Guaranty Agreement, dated as of April 13, 2005, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale-and-leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor Subsidiary, excluding RP Sub No. 1), in one transaction or a series of transactions, of all or any part of Company’s or any of its Subsidiaries’ businesses, assets (other than Cash or Cash Equivalents sold for the fair market value thereof) or properties of any kind, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Company’s Subsidiaries, other than (i) inventory sold, leased or otherwise disposed of in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued) and obsolete, worn out or surplus property, (ii) licenses and sublicenses granted by Company in the ordinary course of business to enable third parties to manufacture inventory for sale by Company or its Subsidiaries, or otherwise provide goods or services to Company or its Subsidiaries, provided, that such licenses and sublicenses do not permit the manufacture of products for, or the provision of services to, Persons other than the Company or its Subsidiaries and Persons providing services to Company and its Subsidiaries, and (iii) any transfer of a Product to a PSF Joint Venture or any receipt of funds from a PSF Counterpart pursuant to the terms of an Eligible Product-Specific Financing.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer, treasurer or controller.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent and each Lender.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, any preferred interests and preferred shares, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“cGMPs” means the regulatory requirements for current good manufacturing practices promulgated by the United States FDA under the Food and Drug Act, including at 21 C.F.R. § 210 et seq., and under the Public Health Service Act, Biological Products, 21 C.F.R. §§ 610-10, as the same may be amended from time to time.

“Change of Control” means, at any time,

(i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Specified Holders (a) shall have acquired beneficial ownership of 50% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Company; or

(ii) any “change of control” or similar event under the documentation evidencing the First-Lien Term Loan or the Second-Lien Term Loan shall have occurred; or

(iii) prior to the consummation of an initial public offering of the Capital Stock of Company, the Specified Holders fail to hold at least 25% of the Capital Stock of the Company.

“Closing Date” means the date of this Agreement, which shall be the date on which the initial Loans are made pursuant to Section 2.1.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Collateral” means, collectively, all of the owned real property, personal property, mixed property (including Capital Stock) and the Interest Reserve Funds (as defined under the First-Lien Term Loan Agreement) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means GSCP in such capacity as a collateral agent under the Pledge and Security Agreement and hereunder, and its successors or assigns.

“Collateral Documents” means the Pledge and Security Agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any owned real property, personal property or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan pursuant to Section 2.1 and 2.2, and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, reduced by the principal amount of any Loans previously made by such Lender. The aggregate amount of the Commitments as of the Closing Date is specifically set forth on Appendix A hereto before giving effect to any Loans made on the Closing Date. For the avoidance of doubt, the making of a Loan under Section 2.1 and 2.2 and the consequent termination of such Lender’s Commitment do not limit the obligation of such Lender to make a PIK Loan under Section 2.8(b).

“Commitment Period” means the period from and including the Closing Date to but excluding the Commitment Termination Date.

“Commitment Termination Date” means the earliest to occur of (i) one year prior to the Maturity Date, (ii) the date the Commitments of all Lenders are reduced to zero in accordance with this Agreement, and (iii) the date of the termination of the Commitments pursuant to Section 8.1.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, and (f) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus (ii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long-term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) repayments of Consolidated Total Debt, (b) Consolidated Capital Expenditures (net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (c) Consolidated Cash Interest Expense, (d) provisions for current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period, and (e) Cash payments made by the Company and its consolidated subsidiaries as part of the purchase price for a Permitted Acquisition and expenses incurred to consummate such Permitted Acquisition.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest hereunder or otherwise) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.11 payable before the Closing Date.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension (including the Closing Date), which date shall only be a Business Day selected in accordance with this Agreement.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Term Loan Intercreditor Agreement, the Working Capital Intercreditor Agreement and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, or any Lender in connection herewith, and including, for the avoidance of doubt, any Counterpart Agreement.

“Credit Extension” means the making of one or more Loans.

“Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.22.

“Defaulting Lender” as defined in Section 2.22.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Person that is or intends to be a competitor of the Company (except any Person that is described in clauses (i) or (ii) and is or may be deemed to be a competitor of the Company solely by virtue of being a lender to, or Non-Controlling Equity Investor (as defined below) with respect to such a competitor), other than an Affiliate of Company or its Subsidiaries, shall be an Eligible Assignee. For purposes of the preceding sentence, “Non-Controlling Equity Investor” means, with respect to the relevant entity, a Person that (i) is not an Affiliate of such entity, (ii) does not possess a seat on the board of directors (or individuals performing comparable functions) of such entity and (iii) does not possess, directly or indirectly, the power to elect a member of the board of directors (or individuals performing comparable functions) of such entity.

“Eligible Product-Specific Financing” means any financing or Joint Venture arrangement that conforms to the following criteria:

(i) the Company has given the Administrative Agent and the Lenders notice of any such financing or arrangement at least 10 Business Days prior to the closing date of any such financing or arrangement together with a reasonably detailed description of such transaction, and the Requisite Lenders shall have approved in writing such transaction prior to the closing date of such transaction;

(ii) such financing or arrangement is between (a) a Person that is not an Affiliate of Company (such Person, the “PSF Counterpart”), and (b) Company or any of its Guarantor Subsidiaries (other than RP Sub No. 1), with respect to a specific pharmaceutical product or pharmaceutical product family or pharmaceutical formulation in the development phase (collectively, a “Product”) (including line extensions and improvements to approved products) pursuant to which the PSF Counterpart agrees to lend, reimburse or pay a portion of the development costs of such Product in exchange for any one or a combination of the following: (1) rights of the PSF Counterpart to share in the profits from the ultimate sale or exploitation of such Product, (2) royalties payable to the PSF Counterpart on the sale of such Product, (3) repayment to the PSF Counterpart of development costs and agreed upon premiums upon achievement of certain milestone events, or (4) repayment to the PSF Counterpart of borrowed principal plus interest and fees thereon, provided, however, that the Company and its applicable Subsidiaries, taken as a whole, shall not enter into more than two separate such arrangements, each involving a single Product, during the term of this Agreement;

(iii) if such arrangement involves the establishment of a Joint Venture (a “PSF Joint Venture”) in which the PSF Counterpart acquires Capital Stock of the PSF Joint Venture, (a) the Company or its applicable Subsidiary shall grant to the Collateral Agent, pursuant to the Pledge and Security Agreement, a Third Priority Lien on all of the Capital Stock in the PSF Joint Venture owned by the Company or such Subsidiary, (b) the PSF Joint Venture shall engage in no business other than entering into such arrangement, shall have no Indebtedness other than the Indebtedness to the PSF Counterpart contemplated in subparagraph (i) above and shall not grant a Lien on any of its assets other than a Lien on the Product and related rights in favor of the PSF Counterpart, and (c) the PSF Joint Venture shall not be required to be a Guarantor Subsidiary or grant a Lien on its assets in favor of the Collateral Agent;

(iv) copies of the final documentation relating to each such arrangement or financing shall be furnished reasonably promptly to the Administrative Agent and no payments or distributions will be made to the PSF Counterpart in respect of such arrangement other than pursuant to the terms of such documentation; and

(v) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such financing or arrangement.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any written communication regarding any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments and Governmental Authorizations relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, and the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Internal Revenue Code, of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Internal Revenue Code, of which that Person is a member; and (iii) any member of an affiliated service group, within the meaning of Section 414(m) or (o) of the Internal Revenue Code, of which that Person is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code); (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the occurrence of an act or omission which could give rise to the imposition on Company, or any of its Subsidiaries of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company or any of its Subsidiaries in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“FDA” as defined in Section 4.17(b).

“FDA Regulation” means any rule, regulation or administrative order promulgated or issued by the FDA.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the principal financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First-Lien Collateral Agent” means the collateral agent under the First-Lien Security Agreement.

“First-Lien Lenders” means the lender(s) under the First-Lien Term Loan Agreement.

“First-Lien Security Agreement” means the pledge and security agreement securing the collateral relating to the Indebtedness under the First-Lien Term Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“First-Lien Term Loan Agreement” means the First-Lien Term Loan and Guaranty Agreement, dated as of the date hereof, between Company and certain lenders and agents, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“First-Lien Term Loan” means the term borrowing in an amount, not to exceed an initial amount of $120 million, on the terms and conditions set forth in the First-Lien Term Loan Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Food and Drug Act” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. § 301 et seq. and any successor act.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Default” as defined in Section 2.22.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Governmental Acts” means any act (including any order or decree) or omission, of any present or future Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor Subsidiary” means each Domestic Subsidiary of Company, excluding any PSF Joint Venture.

“Guaranty” means the guaranty of each Guarantor Subsidiary set forth in Section 7.

“Hazardous Material” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past or current activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an interest rate agreement or a currency agreement entered into in the ordinary course of Company’s or any of its Subsidiaries’ businesses.

“HHS” means the United States Department of Health and Human Services, or any successor agency thereof.

“HHS Regulation” means any rule, regulations or administrative order promulgates or issued by the HHS.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are now in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means, collectively, (i) the audited financial statements of Company for the 2001, 2002 and 2003 Fiscal Years, each consisting of a balance sheet and the related statement of operations, member’s deficit and cash flows for such Fiscal Year and notes thereto, (ii) the unaudited financial statements of Company for the Fiscal Year ended December 31, 2004, consisting of a balance sheet as of December 31, 2004 and the related statements of operations and cash flows for such Fiscal Year and a statement of stockholders’ equity from the prior fiscal year end through December 31, 2004 and notes thereto, and (iii) the unaudited financial statements of Company for the months ending January 31, 2005 and February 28, 2005, consisting of a balance sheet as of January 31, 2005 and as of February 28, 2005 and the related statements of operations and cash flows for such month and a statement of stockholders’ equity from the prior fiscal year end through February 28, 2005, and, in the case of clause (ii), together with a Financial Officer Certification with respect thereto.

“Increased Amount Date” as defined in Section 2.24.

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) that portion of obligations of such Person with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted by such Person representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed by such Person for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof to the extent classified as a liability on a balance sheet in conformity with GAAP or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit (whether or not drawn) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedge Agreement.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or reasonable expenses incurred by Indemnitees in enforcing the indemnity under Section 10.3 herein), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the use or intended use of the proceeds thereof, or any proper enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3(a).

“Intellectual Property Rights” as defined in Section 4.13(c).

“Interest Compounding Date” means each March 31, June 30, September 30, and December 31 of each year commencing on the first such date to occur after the Closing Date and ending on the last such date to occur prior to the Maturity Date. If such date is not a Business Day, such Interest Compounding Date will be the next succeeding Business Day.

“Interest Period” means an interest period of three months, (i) initially, commencing on the Closing Date and ending on June 30, 2005 and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate” as defined in Section 2.8(a).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute, and the regulations thereunder.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person (other than Company or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than Company or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. For purposes of this definition, RP Sub No. 1 shall not be considered a Guarantor Subsidiary.

“Joinder Agreement” means an agreement substantially in the form of Exhibit J.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Knowledge” means, with respect to any Credit Party, the actual knowledge of any Responsible Officer of such Credit Party.

“Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing (other than an agreement to grant a Lien on any Collateral that does not result in attachment of the Lien within the meaning of 9-203 of the UCC until after the payment in full of the Obligations and termination of all of the Commitments), any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third-party with respect to such Securities.

“Loan” means a loan made by a Lender to Company pursuant to Section 2.1 or 2.2 or a PIK Loan deemed to have been made by a Lender in the form of PIK Interest pursuant to Section 2.8(b).

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of the Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Loan-to-Value Ratio” means the ratio as of the date of determination of (i) Consolidated Total Debt, on a pro forma basis as of such date, to (ii) (x) the net present value, at a 10% discount rate, of all future promotional revenues and/or reimbursements received for Lescol® projected to be received from Novartis AG, plus (y) three times the net sales revenue of all pharmaceutical products marketed for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Sections 5.1(b) or 5.1(c).

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means any effect, event, change or state of fact that, individually or in the aggregate, has resulted in, or would be reasonably likely to result in, a material adverse effect with respect to (i) the business operations, properties, assets or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole; (ii) the industry taken as a whole or the business segment taken as a whole in which Company or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Company and its Subsidiaries taken as a whole; (iii) the ability of any Credit Party to fully and timely perform its Obligations; (iv) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Credit Documents) of which breach, nonperformance or cancellation could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a fair market value in excess of $2,000,000 as of the date of the acquisition thereof.

“Maturity Date” means the earlier of (i) December 30, 2008, and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Merrill Lynch” means Merrill Lynch Capital, Inc., as lender under the Permitted Working Capital Facility, or any other lender thereunder.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a management’s discussion and analysis of financial condition and results of operations of Company and its Subsidiaries for the applicable Fiscal Year to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Company or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“New Term Loan Commitments” as defined in Section 2.24.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.24.

“New Term Loan Maturity Date” means the date that New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.24.

“Non-Consenting Lender” as defined in Section 2.23.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a promissory note in the form of Exhibit B-1 (in the case of a Loan made pursuant to Section 2.1) or Exhibit B-2 (in the case of a PIK Loan deemed made pursuant to Section 2.8(b)), as it may be amended, supplemented or otherwise modified from time to time.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders (including former Lenders or their affiliates) or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Title IV or Section 302 of ERISA.

“Permitted Acquisition” means (a) any acquisition by Company or any Guarantor Subsidiary (other than RP Sub No. 1, Inc.), whether by purchase, merger or otherwise, of all or substantially all of (1) the assets, (2) the Capital Stock, or (3) a business line, product line (regardless of the stage of development) or unit or a division, of any Person whose primary business is the research, development, testing, marketing, distribution or manufacture of pharmaceuticals, or (b) a Permitted Minority Investment (any of (a) or (b), an “Acquisition”); provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the Acquisition of Capital Stock, the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be owned by Company or a Guarantor Subsidiary thereof, if applicable, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv) the aggregate amount of purchase price (as distinct from royalty fees, licensing fees, promotional and marketing investments and similar payments) by Company and its Subsidiaries in all such Acquisitions shall not (A) exceed $40 million during the period from the Closing Date through December 31, 2005 or (B) exceed $60 million during the period from the Closing Date through the Maturity Date;

(v) after giving effect to the purchase price of each Acquisition, the sum of Company’s Cash on hand, Company’s Cash Equivalents on hand and the remaining undrawn availability under the Permitted Working Capital Facility following any such Acquisition shall be at least $20 million;

(vi) all assets acquired shall become Collateral and shall be subject to a Third Priority Lien pursuant to the Pledge and Security Agreement; and

(vii) Company shall have delivered to Administrative Agent at least five Business Days prior to such proposed Acquisition all information with respect to such acquired assets reasonably requested by the Administrative Agent, including, without limitation, the aggregate consideration for such Acquisition and pro forma financial projections.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Minority Investment” means any acquisition by Company or any Guarantor Subsidiary, whether by purchase or otherwise, of less than all or substantially all of (1) the assets, (2) the Capital Stock, or (3) a business line, product line (regardless of the stage of development) or unit or a division, of any Person; provided, that the primary business of such Person is the research, development, testing, marketing, distribution or manufacture of pharmaceuticals, and provided, further, that the aggregate amount invested by Company and its Guarantor Subsidiaries in all such acquisitions from and after September 3, 2004 does not exceed $3,000,000. For purposes of this definition, RP Sub No. 1 shall not be considered a Guarantor Subsidiary.

“Permitted Working Capital Facility” means the Indebtedness of the Company evidenced by the Credit Agreement, dated as of August 19, 2004, as amended by the First Amendment dated as of October 20, 2004, among Company and Merrill Lynch and other lenders from time to time party thereunder, the Second Amendment dated as of the date hereof and as further amended, restated, supplemented and otherwise modified from time to time, pursuant to which Company may borrow an initial principal amount of up to $25 million, a maximum amount of $40 million at any time outstanding in Fiscal Year 2005 and a maximum amount of $50 million at any time outstanding after Fiscal Year 2005, subject to the terms and conditions thereof.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Personal Property Collateral Access Agreement” means an agreement substantially in the form of Exhibit K, with such amendments or modifications as may be approved by Collateral Agent in its reasonable discretion, permitting Collateral Agent to access personal property of the Company or its Subsidiaries, held by a third-party.

“PIK Interest” as defined in Section 2.8(b).

“PIK Loan” as defined in Section 2.4.

“PIK Note” as defined in Section 2.7(d).

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, among the Collateral Agent, Company and Guarantor Subsidiaries (other than RP Sub No. 1) from time to time party thereto, as it may be amended, supplemented or otherwise modified from time to time.

“Principal Office” means, for Administrative Agent, its “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to Company and each Lender.

“Product” as defined in the definition of “Eligible Product-Specific Financing”, except that for the purposes of Sections 4.26, 4.27 and 4.29, Products means the products currently being developed, marketed, sold and/or offered for sale in the Territory under the following trademarks/tradenames: DynaCirc® (including DynaCirc® IR and DynaCirc CR®), Rythmol®, InnoPran® (including InnoPran XL®), Antara™, Omacor® and Lescol® and all successor products thereto.

“Product Recall Notice” means any written notice from the FDA stating that any product or product line of any Credit Party or any of its Subsidiaries has been or will be recalled.

“Productive Assets” as defined in Section 2.14(a).

“Projections” as defined in Section 4.8.

“Pro Rata Share” means, (i) with respect to all payments, computations and other matters relating to the Loan Exposure of any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders; and (ii) with respect to the Commitment of any Lender, the percentage obtained by dividing (a) the Commitment of that Lender by (b) the aggregate Commitment of all Lenders.

“PSF Counterpart” as defined in the definition of “Eligible Product-Specific Financing.”

“PSF Joint Venture” as defined in the definition of “Eligible Product-Specific Financing.”

“Real Estate Asset” means, at any time of determination, any fee interest then held by any Credit Party in any real property.

“Receivables” as defined in the Pledge and Security Agreement.

“Receivables-Related Assets” means (i) all rights of enforcement and collection, remedies, guarantees, supporting obligations, letter-of-credit rights and security interests, in each case, to the extent relating to the Receivables, (ii) all books and records, information and data evidencing or describing the Receivables, whether compiled or derived by Borrower or any of its Subsidiaries or to which Borrower or any of its Subsidiaries is entitled, in whatever form or medium, that at any time evidence or contain information relating to any of the Receivables, (iii) all lockboxes and other depositary accounts where the proceeds of Receivables are deposited to the extent constituting proceeds of Receivables, (iv) all accessions and additions to, and substitutions and replacements of, any and all of the foregoing, and (v) all proceeds and products of the foregoing (including, without limitation, payment intangibles, as such term is defined in the UCC).

“Receivables Records” as defined in the Pledge and Security Agreement.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in or originates commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Required Prepayment Date” as defined in Section 2.15(c)

“Requisite Lenders” means one or more Lenders having or holding Loan Exposures representing more than 50% of the aggregate Loan Exposure of all Lenders; provided, however, that for purposes of this definition, Company shall not be considered a Lender.

“Responsible Officer” means, as applied to any Person, any individual holding the position of chief executive officer, president, chief financial officer, vice president-finance, treasurer, controller or general counsel.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except (a) a dividend payable solely in shares of any class of Capital Stock to the holders of that class or (b) any dividend, distribution or other payment by a PSF Joint Venture to a PSF Counterpart; (ii) any redemption, retirement, sinking fund or similar payment (including redemptions and payments under any liquidity option agreements), purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company now or hereafter outstanding; and (iv) management or similar fees payable to a Specified Holder or any of its Affiliates (excluding Guarantor Subsidiaries).

“RP Sub No. 1” means RP Sub No. 1, Inc., a Delaware corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Second-Lien Collateral Agent” means the collateral agent under the Second-Lien Security Agreement.

“Second-Lien Lenders” means the Lender(s) under and as defined in the Second-Lien Term Loan Agreement.

“Second-Lien Security Agreement” means the pledge and security agreement securing the collateral relating to the Indebtedness under the Second-Lien Term Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Second-Lien Term Loan” means the term borrowing on the terms and conditions set forth in the Second-Lien Term Loan Agreement.

“Second-Lien Term Loan Agreement” means the Second-Lien Term Loan and Guaranty Agreement, dated as of the date hereof, between Company and certain lenders and agents, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement (e.g., stock appreciation rights), options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Series” as defined in Section 2.24.

“Solvency Certificate” means a Solvency Certificate of the principal financial officer of Company substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities, but excluding liabilities from mandatorily redeemable preferred shares that are not redeemable prior to the Maturity Date) does not exceed the present fair saleable value of such Credit Party’s assets at such date of determination; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Credit Party has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Credit Party is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances in Delaware, Florida, Massachusetts, Nebraska, New Jersey, New York and Ohio, and relating to federal fraudulent conveyance law as set forth in § 548 of the Bankruptcy Code. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Purpose Entity” means a corporation or limited liability company whose organizational documents contain limitations on business activities, incurrence of Indebtedness and creation of Liens.

“Specified Holders” means collectively PharmBay Investors, L.L.C., The Bay City Capital Fund II, L.P. and The Bay City Capital Fund III, L.P and their respective Affiliates.

“Subsequent Loan” as defined in Section 2.2.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Syndication Agent” as defined in Section 2.24(a).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called (including interest and penalties), by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located on all or part of the net income (whether worldwide, or only insofar as such income is considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Terminated Lender” as defined in Section 2.23.

“Term Loan Intercreditor Agreement” means an intercreditor and lien subordination agreement, dated as of the date hereof, between the Collateral Agent, the First-Lien Collateral Agent and the Second-Lien Collateral Agent, that provides for the subordination of the Lien of the Collateral Agent on the Collateral to the First-Lien Collateral Agent’s and the Second-Lien Collateral Agent’s respective liens, each on terms reasonably satisfactory to the Collateral Agent and the Requisite Lenders.

“Territory” means the United States.

“Third Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Transaction Costs” means (i) the fees, and (ii) the reasonable costs and expenses payable by Company or any of Company’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Waivable Prepayment” as defined in Section 2.15(c)

“Warrant” means each warrant to acquire Capital Stock of the Company issued pursuant to the Warrant Agreement.

“Warrant Agreement” means the Common Stock Purchase Warrant, dated the date hereof, between the Company and each Lender.

“Working Capital Collateral” means the collateral, including (i) all accounts receivable for goods sold and services rendered by Company or any of Company’s Subsidiaries, and rents license fees, and “payment intangibles” (as that term is defined in the UCC now or hereafter in effect) in respect of the foregoing and all proceeds or any of the foregoing (“Accounts”) (including, without limitation, all Accounts constituting proceeds of inventory); (ii) all rights of enforcement and collection, remedies, guarantees, supporting obligations, letter-of-credit rights and security interests, in each case, in respect of the Accounts; (iii) all books and records, information and data evidencing or describing the Accounts, whether compiled or derived by Company or any of its subsidiaries or to which the Company or any of its subsidiaries is entitled, in whatever form or medium, that at any time evidence or contain information relating to any of the Accounts or are otherwise necessary or helpful in the collection thereof or realization thereon; (iv) the lockbox where the proceeds of Accounts are deposited (including any and all funds and other payments deposited therein); (v) all accessions and additions to, and substitutions and replacements of, any and all of the foregoing; and (vi) all proceeds and products of the foregoing (including, without limitation, payment intangibles, as such term is defined in the UCC), securing the Permitted Working Capital Facility, on which Merrill Lynch has a Lien pursuant to the Working Capital Facility Security Agreement.

“Working Capital Facility Security Agreement” means the Second Amended and Restated Security Agreement, dated as of April 13, 2005, between Company and Merrill Lynch as agent.

“Working Capital Intercreditor Agreement” means an intercreditor and lien subordination agreement, dated as of the date hereof, among the Collateral Agent, the First-Lien Collateral Agent, the Second-Lien Collateral Agent and Merrill Lynch, pursuant to which the Lenders, the First-Lien Lenders and the Second-Lien Lenders shall agree not to take enforcement action with respect to the Working Capital Collateral until the Working Capital Facility shall be paid in full; and otherwise in a form reasonably satisfactory to the Collateral Agent and the Requisite Lenders.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. LOANS

2.1. Term Loans.

(a) Loans and Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Loan to Company in an amount equal to its pro rata portion of $20 million shown on Appendix A, such that the total Loans of all Lenders made on the Closing Date shall be $20 million. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Each Lender’s Loan made on the Closing Date shall automatically reduce such Lender’s Commitment in the principal amount funded. For the avoidance of doubt, the making of a Loan under this Section 2.1 and the consequent termination of such Lender’s Commitment on the Closing Date do not limit the obligation of such Lender to make a PIK Loan under Section 2.8(b).

(b) Borrowing Mechanics for Term Loans on the Closing Date.

(i) Company shall deliver to Administrative Agent a fully executed Funding Notice not later than 1:00 p.m. (New York City time) on the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Upon satisfaction or waiver of the conditions precedent specified in Section 3.1, each Lender shall make its Loan available to Company not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, to the account of Company as designated in the Funding Notice by Company.

2.2. Subsequent Loans.

(a) Subsequent Loan Commitments. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Loans (each a “Subsequent Loan”) to Company in an aggregate amount up to but not exceeding such Lender’s Commitment; provided, that after giving effect to the making of any Subsequent Loans in no event shall the aggregate Loan Exposure of all Lenders exceed the aggregate Commitments of all Lenders. Amounts borrowed pursuant to this Section 2.2(a) and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall expire on the Commitment Termination Date.

(b) Borrowing Mechanics for Subsequent Loans.

(i) Except in the case of a Subsequent Loan made under clause (b)(ii)(B) below, the aggregate amount of Subsequent Loans made on any Credit Date after the Closing Date shall be a minimum amount of $5,000,000 and integral multiples of $1,000,000 thereof in excess of such amount.

(ii) Whenever (A) Company desires that Lenders make a Subsequent Loan after the Closing Date, or (B) the average daily balance over a consecutive 30-day period (measured at the end of each month beginning with May 2005) of the Company’s aggregate total for each day during such period of the sum of (1) Cash then held by Company plus (2) the lesser of (x) the borrowing base availability under the Permitted Working Capital Facility minus the total loans outstanding thereunder and (y) the aggregate commitments of the lenders under the Permitted Working Capital Facility minus the total loans outstanding thereunder is less than $20,000,000, the Company shall promptly deliver to Administrative Agent a fully executed, irrevocable, Funding Notice no later than 1:00 P.M. (New York City time) three Business Days prior to the proposed Credit Date; it being understood that any funding required to be requested by Company under clause (ii)(B) hereto shall not be required to be more than the amount necessary to satisfy such $20,000,000 threshold. Promptly upon receipt by Administrative Agent of such funding notice, Administrative Agent shall notify each lender of the proposed borrowing.

(iii) Upon satisfaction or waiver of the conditions precedent specified herein, each Lender shall make its Subsequent Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at the Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Subsequent Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to proceeds of all such Subsequent Loans received by Administrative Agent from Lenders to be credited to the account of Company as designated in the Funding Notice to Administrative Agent by Company. Notwithstanding the foregoing, if GSCP is acting as Administrative Agent or otherwise upon request of the Administrative Agent furnished to each Lender not later than 4:00 p.m. (New York City time) on the Business Day preceding the applicable Credit Date, each Lender shall make its Subsequent Loan directly available to Company not later than 12:00 p.m. (New York City time) on the applicable Credit Date in the same manner as is specified in Section 2.1(b)(ii) with respect to Loans funded on the Closing Date.

2.3. Reduction of Commitments. Each Subsequent Loan made on or after the Closing Date by a Lender shall automatically reduce such Lender’s Commitment in the principal amount funded.

2.4. PIK Loans. Subject to the terms hereof, each Lender severally agrees to make, pursuant to Section 2.8(b), on each Interest Compounding Date, a PIK Loan to Company in an amount equal to the Lender’s respective Pro Rata Share of all interest accrued on Loans during the Interest Period ending on such Interest Compounding Date (such loans, “PIK Loans”). An amount borrowed under this Section 2.4 and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.13(a) and 2.14, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased under Section 2.17, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested under this Agreement or purchase a participation required hereby under Section 2.17 nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested under this Agreement or purchase a participation required hereby under Section 2.17.

(b) Availability of Funds. The provisions of this Section 2.5(b) shall apply only in the case of Subsequent Loans to be funded through the Administrative Agent pursuant to the first two sentences of Section 2.2(b)(iii). Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date, or Administrative Agent shall make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender but Administrative Agent has made such amount available to Company, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Interest Rate. If Administrative Agent has made such amount available to Company but such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Interest Rate. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. The proceeds of the Loans made pursuant to Section 2.1 and 2.2 shall be used by Company for general corporate purposes, working capital and Permitted Acquisitions, and to pay fees and expenses related thereto. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made or deemed made by it, accrued and capitalized interest and fees thereon and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or Company’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register (if applicable) shall govern.

(b) Register. Administrative Agent shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or Company’s Obligations in respect of any Loan. Company hereby designates Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the applicable Credit Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the applicable Credit Date (or, if such notice is delivered after the applicable Credit Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

(d) PIK Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to an Interest Compounding Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on such Interest Compounding Date (or, if such notice is delivered after such Interest Compounding Date, promptly after Company’s receipt of such notice) a PIK Note, substantially in the form of Exhibit B-2 attached hereto (each, a “PIK Note”) and pursuant to Section 2.8(b), to evidence such Lender’s PIK Loans.

2.8. Interest on Loans.

(a) Except as otherwise set forth herein, each Loan (including, for the avoidance of doubt, each PIK Loan) shall bear interest on the unpaid principal amount thereof from the date made or deemed made through repayment (whether by acceleration or otherwise) thereof at a rate per annum equal to 14.00% (the “Interest Rate”). Such interest shall accrue on each Loan during each Interest Period.

(b) On each Interest Compounding Date, interest accrued during the immediately preceding Interest Period on any Loan shall automatically be deemed to be a PIK Loan made by the applicable Lender hereunder evidenced by an entry in accordance with Section 2.7(a) and, if so elected in writing by such Lender pursuant to Section 2.7(d), through the issuance to such Lender, on or prior to such Interest Compounding Date, of a PIK Note with an aggregate principal amount equal to 100% of the amount of interest accrued on the Loan Exposure of such Lender during the Interest Period ending on the Business Day immediately preceding such Interest Compounding Date (such interest, “PIK Interest”).

(c) Each PIK Loan representing PIK Interest shall be due and payable on the Maturity Date in cash unless earlier prepaid pursuant to Section 2.13 or 2.14.

(d) Interest accrued pursuant to Section 2.8(a) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making or deemed making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid and (ii) on the Maturity Date. The interest payable on any prepayment of a PIK Loan shall equal the interest accrued on the principal amount thereof paid or prepaid from and including the most recent Interest Compounding Date to but excluding the date of payment.

2.9. [RESERVED].

2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default, (i) the principal amount of all Loans outstanding, and (ii) to the extent permitted by applicable law, any interest, fees or other amounts (other than principal) which are not paid, or in the case of interest, accrued, when due, whether by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws (including any such interest which, but for the filing of a petition in bankruptcy, would have accrued, whether or not a claim is allowed for such interest in the related bankruptcy proceeding)) and accrue at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder, with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder), provided that such payment is not in violation of the First-Lien Term Loan Agreement or the Second-Lien Term Loan Agreement; it being understood that PIK Interest does not constitute a default. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees. Company agrees to pay to Agents such fees and expenses in the amounts and at the times separately agreed upon in writing.

2.12. [RESERVED].

2.13. Voluntary Prepayments.

(a) Voluntary Prepayments.

(i) The Company may not voluntarily prepay Loans prior to the first anniversary of the Closing Date.

(ii) Any time and from time to time after the first anniversary of the Closing Date, provided, there are no amounts outstanding under the First-Lien Term Loan or the Second-Lien Term Loan, and any permitted refinancings thereof: Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(iii) All such prepayments shall be made upon not less than one Business Day’s prior written or telephonic notice, given to Administrative Agent by 11:00 a.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will notify each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(iv) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) Prepayment Premium. In the event that for any reason any Loans are prepaid in whole or in part after the first anniversary of the Closing Date and prior to the Maturity Date, whether pursuant to this Section 2.13 or otherwise, except as provided in Sections 2.14 and 2.23, Company shall pay to Lenders having Loan Exposure a call premium equal to (i) four percent of the principal amount prepaid, for all prepayments made at any time after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and (ii) two percent of the principal amount prepaid, for all prepayments made at any time after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date. Prepayments after the third anniversary of the Closing Date through the Maturity Date shall not have any call premiums.

2.14. Mandatory Prepayments. In the event that there are no amounts outstanding under the First-Lien Term Loan and the Second-Lien Term Loan, and any permitted refinancings thereof, or the Second-Lien Lenders decline an offer of prepayment in accordance with the terms of the Second-Lien Term Loan Agreement, and subject to each Lender’s option to waive such payment pursuant to Section 2.15(c), the Company shall make mandatory payments as follows:

(a) Asset Sales. No later than the second Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds, Company shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Guarantor Subsidiaries (other than RP Sub No. 1), to invest, within 180 Business Days after receipt thereof, any Net Asset Sale Proceeds, up to an aggregate amount for all such invested Net Asset Sale Proceeds after the Closing Date not to exceed the Aggregate Proceeds Threshold, in productive assets of the general type used in the business of Company and its Subsidiaries (“Productive Assets”); provided, further, that if aggregate Net Asset Sale Proceeds plus Cash proceeds relating to Capital Stock referenced in Sections 2.14(c)(ii) and 2.14(c)(iii) from the Closing Date through the applicable date of determination do not exceed $3,000,000, Company shall have no obligation to prepay the Loans or reinvest the proceeds thereof; provided, further, that for the first two Fiscal Quarters following the Closing Date, all proceeds from a sale of Axid® OS that shall not require a mandatory prepayment pursuant to the foregoing shall (i) be held in escrow until such time that Company has delivered a duly executed and completed Compliance Certificate certifying compliance with the covenants under this Agreement for the first two Fiscal Quarters following the Closing Date, and (ii) upon delivery of such Compliance Certificates, such escrowed proceeds shall be released to Company for reinvestment in Productive Assets. Otherwise, in the event such Compliance Certificate prerequisite has not been satisfied, the escrowed proceeds shall remain in escrow pending Requisite Lender request for the application of such proceeds to the payment of Loans or a waiver permitting proceeds to be released from escrow and returned to Company.

(b) Insurance/Condemnation Proceeds. No later than the second Business Day following the date of receipt by Company or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Company shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Subsidiaries, to invest, within 180 Business Days after receipt thereof, any Net Insurance/Condemnation Proceeds, up to an aggregate amount for all such invested Net Insurance/Condemnation Proceeds after the Closing Date not to exceed $7,500,000, in Productive Assets, which investment may include the repair, restoration or replacement of the applicable assets thereof.

(c) Issuance of Equity Securities. Company shall prepay the Loans no later than the second Business Day following receipt by Company or any of its Subsidiaries of all Cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) received from a capital contribution to, or the issuance of any Capital Stock, except for (i) equity securities issued in an initial public offering, provided, that any net Cash proceeds from an initial public offering not applied towards prepayment of the Loans are invested in Productive Assets; (ii) Capital Stock issued in connection with warrants outstanding as of December 31, 2004 (as specified on Schedule 2.14(c)) of Company or any of its Subsidiaries; (iii) Capital Stock or options issued pursuant to any employee stock, arrangement, stock option compensation plan, employment agreement or similar such plans; and (iv) Capital Stock and warrants issued to Third-Lien Lenders under the Third-Lien Term Loan Agreement; provided, further, that if net Cash proceeds from Capital Stock referenced in subclause (ii) and (iii) in this clause (c) plus the aggregate Net Asset Sales Proceeds exceed $3,000,000, all net Cash proceeds from Capital Stock referenced in subclause (ii) and (iii) in this clause (c) in excess of such $3,000,000 threshold shall be invested in Productive Assets or applied towards a prepayment of the Loans.

(d) Issuance of Debt. On the date of receipt by Company or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Company or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Company shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year, Company shall, no later than 105 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow.

(f) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(d), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans in the amount of such excess and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(g) Prepayment Premium. No mandatory prepayments shall be made prior to the first anniversary of the Closing Date or prior to the payment in full of all amounts under the First-Lien Term Loan. In the event that for any reason any Loans are prepaid in whole or in part after the first anniversary of the Closing Date and prior to the Maturity Date, whether pursuant to this Section 2.14 or otherwise, except as provided in Section 2.23, Company shall pay to Lenders having Loan Exposure a call premium equal to (i) four percent of the principal amount prepaid, for all prepayments made at any time after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and (ii) two percent of the principal amount prepaid, for all prepayments made at any time after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date. Prepayments after the third anniversary of the Closing Date through the Maturity Date shall not have any call premiums.

(h) First-Year Proceeds. Notwithstanding the foregoing in clauses (a) – (e) above, in the event the Company would, but for the requirement in the first sentence of Section 2.14(g), be required to prepay the Loans pursuant to Sections 2.14(a) through 2.14(e) above prior to the first anniversary of the Closing Date, Company shall not make any prepayments and shall instead transfer the proceeds otherwise required to be prepaid to the Administrative Agent, who shall hold all such funds sufficient to pay the principal amount of such prepayment in escrow in an interest-bearing account until (i) the first Business Day after the first anniversary of the Closing Date, or (ii) such date that a Lender requests payment, in writing, of the proceeds; and on that date Administrative Agent shall apply all amounts (or the requested amounts, as applicable) as mandatory prepayments pursuant to Section 2.15(b) with the applicable call premiums pursuant to Section 2.14(g) to be paid by the Company as if such prepayments were made on the first Business Day after the first anniversary of the Closing Date. Any interest earned on amounts held in escrow shall be credited to the Company and Company may apply such interest towards any call premiums or interest due on any prepayments. Pending the Administrative Agent’s application of funds to make such prepayment, such funds shall be held as part of the Collateral. The Administrative Agent shall give Company and each lender three (3) Business Days’ prior written or telephonic notice of the date on which such funds will be applied to prepayments of the Loans. Company shall pay interest on the amount so prepaid (until applied to the Loans) pursuant to Sections 2.16(a) and (b).

2.15. Application of Prepayments.

(a) Application of Voluntary Prepayments. Any prepayment of any Loan pursuant to Section 2.13 shall be applied to prepay Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) Application of Mandatory Prepayments. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied to prepay Loans of the Lenders in accordance with their respective Pro Rata Shares.

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Loans are outstanding, in the event the Company is required to make a mandatory prepayment (a “Waivable Prepayment”) of the Loans whether pursuant to Section 2.14 herein or as a result of an exercise by any First-Lien Lender and any Second-Lien Lender of its right to waive a mandatory prepayment pursuant to the First-Lien Term Loan Agreement and the Second-Lien Term Loan Agreement, respectively, then Company shall, within two Business Days of knowledge of such Waivable Prepayment, notify Administrative Agent in writing of the amount of such prepayment, and Administrative Agent shall promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata Share of such Waivable Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice, or telephonic notice followed within one Business Day with written notice, to Company and Administrative Agent of its election to do so, on or before noon New York time on the second Business Day following receipt of the Company’s notice (the “Required Prepayment Date”), it being understood that any Lender that does not notify Company and Administrative Agent of its election to exercise such option by noon New York time on the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option. On the Required Prepayment Date, Company shall pay to Administrative Agent an amount equal to that portion of the Waivable Prepayment payable to those Lenders that have elected not to exercise such option to prepay the Loans of such Lenders in accordance with Section 2.15(b). Such portion of the Waivable Prepayment not payable due to the election by any Lender to waive rights to the Waivable Prepayment shall be offered to any Lender, who shall have the right to receive such Lender’s pro rata share (as between those non-waiving Lenders) of any additional amounts of the Waivable Prepayment waived by other Lenders; provided, however, that no Lender shall receive or be paid any amount in excess of such Lender’s Loan Exposure. In the event all Lenders have waived their rights to receive the Waivable Prepayment, the Company shall retain such portion of the Waivable Prepayment not payable due to the election by Lenders to waive their rights to the Waivable Prepayment and such portion may be used for general corporate or other working capital purposes.

(d) [Reserved].

2.16. General Provisions Regarding Payments.

(a) All payments by Company of principal of the Loans, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Principal Office for the account of Lenders.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) [Reserved].

(e) [Reserved].

(f) Company hereby authorizes Administrative Agent to charge Company’s accounts (if any) with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) Administrative Agent may deem, at Administrative Agent’s sole discretion, any payment by or on behalf of Company hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) on the due date thereof at the Principal Office to be a nonconforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is nonconforming. Any nonconforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a nonconforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied first, to the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders; and third, to the extent of any excess of such proceeds, to the payment to, or upon the order of, Company or Guarantor Subsidiary or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing in this Section 2.7, at any time to the extent GSCP remains as Administrative Agent, all payments made by Company in accordance with this Section 2.7 shall be made directly to each Lender, and not to the Administrative Agent.

2.17. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in Section 2.16(h), if any of them shall, whether by voluntary payment, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18. [RESERVED].

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office); and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have reasonably determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as practicable after Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under

Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.20(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this Section 2.20(c) shall relieve Company of its obligation to pay any additional amounts pursuant to this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

2.21. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of the Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans, or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Loan Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); and (c) the Loan Exposure as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Replacement Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment pursuant to Section 2.13 or 2.14, including, in the case of any Increased-Cost Lender or any Non-Consenting Lender, prepayment premiums pursuant to Section 2.13(d) or 2.14(g) (it being agreed that prior to the first anniversary of the Closing Date, the Company shall pay a call premium equal to four percent of the principal amount prepaid); and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.24. Incremental Term Loans.

(a) Company may by written notice to Administrative Agent at any time following the Closing Date, elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount not in excess of $15,000,000 in the aggregate. After such notice, Company may retain a syndication agent (the “Syndication Agent”) reasonably satisfactory to Requisite Lenders, for the purposes of arranging and syndicating the New Term Loan Commitments. Company shall notify the Syndication Agent of the date (each, an “Increased Amount Date”) on which Company proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Syndication Agent. Syndication Agent shall use its reasonable efforts to deliver to Company as soon as practicable a notice containing the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom Syndication Agent proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided, that Syndication Agent shall invite each Lender to participate in some portion of such New Term Loan Commitments, and that any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided, that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments, as applicable; (ii) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Company, Syndication Agent, Administrative Agent and the New Term Loan Lenders, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.20(c); (iii) all such New Term Loan Commitments and/or New Term Loans shall have been designated as “Third Lien Obligations” pursuant to and as defined in the Term Loan Intercreditor Agreement; and (iv) Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of such Series shall make a Loan to Company (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(c) Administrative Agent shall notify Lenders promptly upon receipt of Company’s notice of each Increased Amount Date and in respect thereof, the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, subject to the assignments contemplated by this Section.

(d) The terms and provisions of the New Term Loans of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Third Lien Term Loans. In any event the applicable New Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the Third Lien Term Loans, and the rate of interest applicable to the New Term Loans of each Series shall be determined by Company and the applicable New Term Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the interest rate applicable to the New Term Loans shall not be greater than the highest interest rate that may, under any circumstances, be payable with respect to Third Lien Term Loans plus 0.50% per annum unless the interest rate with respect to the Third Lien Term Loans is increased so as to equal the interest rate applicable to the New Term Loans. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Syndication Agent and Administrative Agent, to effect the provision of this Section 2.24.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the reasonable satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document (other than the PIK Notes) originally executed and delivered by each applicable Credit Party for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth on Schedule 4.2.

(d) Permitted Working Capital Facility, First-Lien Term Loan and Second-Lien Term Credit Documents. Collateral Agent shall have received the following agreements each in form and substance reasonably satisfactory to the Requisite Lenders:

(i) a certified copy of the Permitted Working Capital Facility agreement and the Working Capital Facility Security Agreement, together with the amendments of such Permitted Working Capital Facility agreement and Working Capital Facility Security Agreement, pursuant to which Merrill Lynch releases its Lien on Collateral (excluding the Working Capital Collateral);

(ii) copies of the First-Lien Term Loan Agreement and the related First-Lien Security Agreement;

(iii) copies of the Second-Lien Term Loan Agreement and the related Second-Lien Security Agreement;

(iv) a copy of the Term Loan Intercreditor Agreement;

(v) a copy of the Working Capital Intercreditor Agreement;

(vi) satisfactory evidence that the Company has received gross proceeds of $120,000,000 from the First-Lien Term Loan; and

(vii) satisfactory evidence that the Company has received gross proceeds of $30,000,000 from the Second-Lien Term Loan.

(e) Amendment of Liquidity Option Agreements. Each of the holders of liquidity option agreements listed on Schedule 3.1(e) shall have agreed that it will not seek payment from the Company in respect of its liquidity option agreement until all of the Loans are paid in full or as otherwise permitted pursuant to Section 6.5 hereof.

(f) Existing Indebtedness. On the Closing Date, Company and its Subsidiaries shall have repaid in full all Indebtedness, if any, described in clauses (i) and (iii) of the definition of such term, excluding the Permitted Working Capital Facility, the First-Lien Term Loan and the Second-Lien Term Loan. On the Closing Date, Company and its Subsidiaries shall have delivered to Collateral Agent and Administrative Agent all documents or instruments necessary to release all Liens, if any, securing such Indebtedness, except Liens pursuant to the Permitted Working Capital Facility, the First-Lien Term Loan and the Second-Lien Term Loan.

(g) Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Administrative Agent Company’s reasonable best estimate of the Transactions Costs (other than fees payable to any Agent).

(h) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the execution, delivery and performance of the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i) Warrant Agreement and Warrants. Each Lender shall have received an originally executed copy of the Warrant Agreement and the Warrants issuable thereunder on the Closing Date to such Lender and delivered by the Company.

(j) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected Third Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i) evidence satisfactory to Collateral Agent of the compliance by Company of its obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, its obligations to authorize the filing of UCC financing statements and execute (if required) and deliver originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens), as specified by the Collateral Agent or counsel to the Administrative Agent; and

(iii) [Reserved].

(iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(k) [Reserved].

(l) Financial Statements; Projections. Lenders shall have received from Company (i) the Historical Financial Statements and (ii) the Projections.

(m) Evidence of Insurance. Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that Collateral Agent, for the benefit of Lenders has been named as additional insured and loss payee thereunder to the extent required under Section 5.5.

(n) Opinion of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinion of outside counsel for Credit Parties, in the form of Exhibit D, dated as of the Closing Date, addressed to Lenders and the Agents, and otherwise in form and substance reasonably satisfactory to Lenders and their respective counsel (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(o) [Reserved].

(p) Fees and Expenses. Company shall have paid to the Agents the fees and expenses payable on or prior to the Closing Date referred to in Section 2.11.

(q) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Company dated the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that Company and its Subsidiaries are and will be Solvent.

(r) Closing Date Certificate. Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(s) [Reserved].

(t) [Reserved].

(u) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

(v) Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice in accordance with 2.2(b);

(ii) after making the Credit Extensions requested on such Credit Date, (a) the aggregate Loan Exposure of all Lenders shall not exceed the aggregate Commitments of all Lenders as of the Closing Date (without any reduction thereof) and (b) the amount of such Credit Extensions shall not exceed the aggregate Commitments then in effect; and

(iii) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default.

(b) Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Funding Notice, Company may give Administrative Agent telephonic notice by the time otherwise required for the delivery of a Funding Notice for any proposed borrowing; provided, each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to Administrative Agent on or before the applicable date of borrowing. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or otherwise acting in good faith with reasonable care.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender, on the Closing Date, that the following statements are true and correct:

4.1. Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Capital Stock and Ownership. All of the issued shares of Capital Stock of Company have been duly and validly authorized and issued, and are fully paid and non-assessable; and all of the issued shares of Capital Stock of each Subsidiary of Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by Company, free and clear of all Liens, other than those created by the Credit Documents in favor of the Collateral Agent. As of the date hereof, except as set forth in Schedule 4.2, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Capital Stock of Company or any of its Subsidiaries are outstanding. Schedule 4.2 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date. Prior to the Closing Date, Company has not permitted RP Sub No. 1 to engage in any business activities, incur any Indebtedness, grant or permit to exist any Liens, make any Investments, or hold any property other than 903,420 shares of Capital Stock of the Company.

4.3. Due Authorization. This Agreement has been duly authorized, executed and delivered by each Credit Party.

4.4. No Conflict, Violation, Default.

(a) The execution, delivery and compliance by each Credit Party to each Credit Document to which it is a party and the consummation of the transactions contemplated by the Credit Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound or to which any of the property or assets of Company or any of its Subsidiaries is subject, other than such conflict, breach or violation as could not reasonably be expected to have a Material Adverse Effect, (ii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than the Liens created by the Credit Documents in favor of the Collateral Agent) or (iii) result in any violation of the provisions of the Organizational Documents of Company or any of its Subsidiaries or any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Company or any of its Subsidiaries or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority is required for the consummation by the Credit Parties of the transactions contemplated by the Credit Documents (other than the filing of UCC financing statements to perfect the Collateral Agent’s Liens in certain of the Collateral); and no approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries is required for the consummation by the Credit Parties of the transactions contemplated by the Credit Documents, except for such approvals or consents which have been obtained, and the execution and delivery by the respective parties thereto of the Term Loan Intercreditor Agreement and the Working Capital Intercreditor Agreement.

(b) Neither Company nor any of its Subsidiaries is (i) in violation of its Organizational Documents or (ii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, other than, in the case of clause (ii), such defaults as could not reasonably be expected to have a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, could reasonably be expected to constitute such a default.

4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by this Agreement and the Collateral Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements present fairly in all material respects the financial position of Company as of the dates shown thereon and its results of operations and cash flows for the periods specified therein, and the Historical Financial Statements have been prepared in conformity with GAAP (subject, in the case of the financial statements for the months ended January 31, 2005 and February 28, 2005, to the absence of footnotes and changes resulting from audit and normal year-end adjustments); except as set forth on Schedule 4.7, as of the Closing Date, none of Company or any of its Subsidiaries has any contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitments that are not reflected in the Historical Financial Statements and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) of Company and its Subsidiaries taken as a whole.

4.8. Projections. On and as of the Closing Date, the Projections of Company and its Subsidiaries for the period Fiscal Year 2005 through and including Fiscal Year 2008 (the “Projections”) are based on good faith estimates and assumptions made by the management of Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, senior management of Company believed that the Projections were reasonable.

4.9. No Material Adverse Change. Since December 31, 2003, (i) neither Company nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or Governmental Acts, other than as set forth in Schedule 4.9; (ii) there has not been any change in the capital stock or long-term debt of Company or any of its Subsidiaries other than as set forth in Schedule 4.9; and (iii) there has not occurred any effect, event, change or state of fact that, individually or in the aggregate, has resulted in, or would be reasonably likely to result in, a material adverse effect with respect to the business operations, properties, assets or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole, other than as set forth in Schedule 4.9.

4.10. Schedule 3.1(e). Schedule 3.1(e) is a complete list of all holders who are parties to liquidity option agreements with the Company.

4.11. Adverse Proceedings, etc. Except as set forth on Schedule 4.11: (a) there are no legal or governmental proceedings pending to which Company or any of its Subsidiaries is a party or of which any property of Company or any of its Subsidiaries is the subject which, if determined adversely to Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and (b) to the Company’s Knowledge, no such proceedings have been threatened or contemplated in writing by Governmental Authorities or other Persons.

4.12. Payment of Taxes. Except as otherwise permitted under Section 5.3 and as disclosed on Schedule 4.12, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, other than any such Taxes, assessments, fees and charges that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax, assessment, fee or charge that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax, assessment, fee or charge.

4.13. Properties.

(a) Title. Except for Permitted Liens and except as disclosed on Schedule 4.13, Company and its Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of all Liens except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Company and its Subsidiaries; and any real property and buildings held under lease by Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Company and its Subsidiaries.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Material Real Estate Assets, and (ii) the lease of Company’s headquarters at the address listed on Appendix B hereto (together with all amendments, modifications, supplements, renewals or extensions of any thereof). The lease described in clause (ii) of the immediately preceding sentence is in full force and effect and constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c) Intellectual Property. Subject to the qualifications set forth in this Section 4.13(c) below, the Company and/or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, inventions, trademarks, service marks, trade names, domain names, copyrights, and registrations and applications for the foregoing, know-how, manufacturing processes, formulae, trade secrets, rights of publicity of natural persons and any other intangible property and assets which are material to the businesses of Company and its Subsidiaries as now conducted and as proposed to be conducted (collectively, the “Intellectual Property Rights”). Except as set forth on Schedule 4.13(c), Company does not have any Knowledge of, and neither Company nor any of its Subsidiaries has given any notice of, any pending conflicts with or infringement of or other violation of any Intellectual Property Rights or Regulatory Approvals by any third-party, and no action, suit, arbitration, or legal, administrative or other proceedings, or investigation is pending, or, to the Knowledge of Company, threatened, which involves any Intellectual Property Rights and which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.13(c), neither Company nor any of its Subsidiaries is subject to any judgment, order, writ, injunction or decree of any Governmental Authority or any arbitrator, or has entered into or is a party to any contract, which restricts or impairs the use of any such Intellectual

Property Rights or Company’s or any of its Subsidiaries’ use of or right to use any of the Intellectual Property Rights and which could reasonably be expected to have a Material Adverse Effect. To the Knowledge of Company, no Intellectual Property Rights licensed to or by or otherwise used by Company or any of its Subsidiaries, no services rendered or products manufactured by or sold by Company or any of its Subsidiaries, and no conduct of the business of Company or any of its Subsidiaries, infringes upon or otherwise violates any intellectual property rights of any third-party. Except as set forth on Schedule 4.13(c), neither Company nor any of its Subsidiaries has received notice of any pending conflict with or infringement upon such third-party intellectual property rights. No claims have been asserted by any Person with respect to the validity of or Company’s or any of its Subsidiaries’ ownership of or right to use, the Intellectual Property Rights and, to the Knowledge of Company, there is no reasonable basis for any such claim to be successful. The Intellectual Property Rights are valid and enforceable and no registration or application relating thereto that is material to the business of Company or its Subsidiaries has lapsed, expired or been abandoned or cancelled or is the subject of cancellation or other adversarial proceedings, and all applications therefore are pending and are in good standing. Company and its Subsidiaries have complied in all material respects with their respective contractual obligations relating to the Intellectual Property Rights used pursuant to licenses. Company and its Subsidiaries take reasonable security measures that are adequate to retain trade secret protection in the non-patented technology that is material to their business.

4.14. Environmental Matters. Neither Company nor any of its Subsidiaries nor any of their respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. To Company’s Knowledge, there are and have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries, which if adversely determined would reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries nor any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any of their respective facilities, and none of Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any release of Hazardous Materials, or any Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect. To Company’s Knowledge, no event or condition has occurred with respect to any manufacturer of a material product of Company or its Subsidiaries relating to any Environmental Law, and release of Hazardous Materials or any Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect.

4.15. No Defaults. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could reasonably be expected to constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, singularly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contacts are in full force and effect and to the Knowledge of Company, no defaults by the counterparties to such Material Contracts currently exist thereunder, other than any such defaults or failure to be in force and effect which could not reasonably be expected to have a Material Adverse Effect.

4.17. Governmental Regulation.

(a) Neither Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and neither Company nor any of its Subsidiaries is, and after receipt of the Loans or the use of the Loan proceeds, will be, an “investment company” as such term is defined in the Investment Company Act.

(b) Except as disclosed in Schedule 4.17(b)(i), Company and each of its Subsidiaries is in compliance with all applicable laws, statutes, ordinances, rules and regulations and has filed all applications and has obtained all licenses, permits and approvals or other regulatory authorizations of the Federal Food and Drug Administration (the “FDA”) and any other Governmental Authorities with regulatory authority over the activities of Company and its Subsidiaries (including, without limitation, all FDA approvals necessary for manufacturing or marketing the products Company and each of its Subsidiaries currently manufacture or market) (“Regulatory Approvals”), other than where the failure to so be in compliance could reasonably be expected to have a Material Adverse Effect.

(c) The FDA has not commenced, or, to Company’s Knowledge, threatened to initiate, any action to withdraw its approval of any product of Company or its Subsidiaries or commenced or, to Company’s Knowledge, threatened in writing to initiate any action to withdraw its approval of any facility of Company or its Subsidiaries.

(d) To Company’s Knowledge, the human clinical trials conducted by or on behalf of Company or its Subsidiaries, or in which Company or its Subsidiaries have participated, or the results thereof, were and, if still pending, are being, conducted in accordance with applicable regulatory requirements; Company has no Knowledge of any other studies or tests, the results of which discredit the results of such human clinical trials; neither Company nor its Subsidiaries have received any notice or correspondence from the FDA or any other Governmental Authority requiring the termination or suspension of any human clinical trials conducted by, or on behalf of, Company or its Subsidiaries or in which Company or its Subsidiaries have participated, or any modification of any clinical trials conducted by, or on behalf of, Company or its Subsidiaries or in which Company or its Subsidiaries have participated.

4.18. Margin Stock. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19. Employee Matters. (a) Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice, which could reasonably be expected to have a Material Adverse Effect and (b) there is (i) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the Knowledge of Company, threatened against any of them, before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries, or to the Knowledge of Company, threatened against any of them, (ii) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries and (iii) to the Knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the Knowledge of Company, no union organization activity that is taking place.

4.20. Employee Benefit Plans. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code with respect to each Employee Benefit Plan and have performed all their obligations under each Employee Benefit Plan. Other than in the ordinary course, no liability to the PBGC, the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. None of Company, any of its Subsidiaries, or any of their ERISA Affiliates has any Multiemployer Plan.

4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby, except for any such fees or commissions payable to any Agent or Lender.

4.22. Solvency. Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.23. [RESERVED].

4.24. Permits, Compliance with Statutes, etc. Except as disclosed on Schedule 4.24:

(a) Each of Company and its Subsidiaries is in compliance with all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries), except in each of the foregoing cases, for such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Company and its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

4.25. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other document or certificate delivered to an Agent or the Lenders by or on behalf of Company or any of its Subsidiaries pursuant to such Credit Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections contained in such materials are based upon good faith estimates and assumptions believed by senior management of Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that the differences may be material.

4.26. New Drug Applications. To Company’s Knowledge, there exist no pending abbreviated new drug applications or other applications filed by third parties with respect to any of the Products for which there is no generic equivalent product on the market, whereby any such third-party could reasonably be expected to obtain approval to make, have made, use, sell, offer for sale, import, distribute, commercialize and otherwise dispose of any of the Products in the Territory on or prior to the Closing Date.

4.27. Quality of Inventory. To the Knowledge of Company, all inventory of any Product in possession or control of Company or any of its Subsidiaries (a) is not adulterated or misbranded (within the meaning of the Food and Drug Act or the rules and regulations of the FDA promulgated thereunder; and (b) is manufactured, labeled and packaged in accordance with cGMPs and with all other applicable laws. Company has taken reasonable precautions to ensure that all inventory of any Product in possession or control of Company or any of its Subsidiaries (a) is not adulterated or misbranded (within the meaning of the Food and Drug Act or the rules and regulations of the FDA promulgated thereunder and (b) is manufactured, labeled and packaged in accordance with cGMPs and with all other applicable laws.

4.28. Non-disclosure and Confidentiality Policies. Company has adopted and will use measures it deems reasonably necessary and/or desirable to enforce non-disclosure and confidentiality policies and has obtained agreements from employees, consultants and other third parties that it deems reasonably necessary or desirable to protect its Intellectual Property Rights.

4.29. Non-compliance with Governmental Regulation. A complete and correct list of all material Regulatory Approvals and all material patents and patent applications owned or licensed by Company or any of its Subsidiaries that cover the manufacture, marketing, use, sale, offer for sale, importation, distribution, commercialization and other disposition of the Products anywhere in the Territory is described in Schedule 4.17(b)(ii).

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Company will deliver to Administrative Agent for distribution to each Lender:

(a) Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month ending after the Closing Date (except any such month as is the last month of a Fiscal Quarter), the consolidated balance sheets of Company and its Subsidiaries as at the end of such month and the previous Fiscal Year end and the related consolidated statements of operations and cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and a statement of stockholders’ equity from the prior Fiscal Year end to the end of such month, and with respect to the consolidated statement of operations, corresponding figures from the Financial Plan for the current Fiscal Year, as modified from time to time by management and approved by the Board of Directors of Company, for such month and for the period from the beginning of the then current Fiscal Year to the end of such month;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the previous Fiscal Year end and the related consolidated statements of operations and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and a statement of stockholders’ equity from the prior Fiscal Year end to the end of such month and, with respect to the consolidated statements of operations, the corresponding figures from the Financial Plan for the current Fiscal Quarter and from the prior Fiscal Year end to the end of such Fiscal Quarter, as modified from time to time by management and approved by the Board of Directors of Company, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c) Annual Financial Statements. As soon as available, and (i) in any event within thirty (30) days after the Closing Date, the audited financial statements of Company for the Fiscal Year ended December 31, 2004; (ii) in any event within ninety (90) days after the end of each Fiscal Year, the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of operations, consolidating) statements of operations, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and, with respect to the consolidated statement of operations, the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, as modified from time to time by management and approved by the Board of Directors of Company, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; provided, however, that until Company has an operating Subsidiary, Company shall not be obligated to prepare consolidating financial statements; and (iii) in any event within ninety (90) days after the end of each Fiscal Year with respect to such consolidated financial statements (such statements to exclude the corresponding figures from the Financial Plan), a report thereon of Ernst & Young, LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards). Their report will indicate that their audit was not directed primarily towards obtaining knowledge of such noncompliance;

(d) Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e) [Reserved];

(f) Notice of Default. Promptly upon any Responsible Officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any written notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto; provided, however, that Company shall not be obligated under the foregoing provision to furnish any information to the extent that furnishing such information would result in its waiver of a privilege;

(g) Notice of Litigation. Promptly upon any Responsible Officer of Company obtaining knowledge of (i) the institution of, or non-frivolous written threat, as determined by the Company in its reasonable business judgment, of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; provided, however, that Company shall not be obligated under the foregoing provision to furnish any information to the extent that furnishing such information would result in its waiver of a privilege;

(h) ERISA. (1) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (2) with reasonable promptness, copies of (x) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, and (y) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. (1) As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, a consolidated budget and/or financial forecast with respect to the statement of operations for such Fiscal Year (a “Financial Plan”), including a Financial Plan of Company and its Subsidiaries for such Fiscal Year containing monthly plans of the then-upcoming Fiscal Year and quarterly plans thereafter through Fiscal Year 2008, together with a pro forma Compliance Certificate for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based; and (2) reasonably promptly after each modification of the Financial Plan by management and approval thereof by the Board of Directors, a copy of such modification;

(j) Insurance Report. As soon as practicable and in any event within 90 days following the end of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(k) Notice of Submissions to Governmental Authorities. Promptly after submission of any material documents to any Governmental Authority in connection with any investigation of any Credit Party other than routine inquiries by such Governmental Authority, to the fullest extent permitted by applicable law, notice, in reasonable detail, of the furnishing of such documents and information to such Governmental Authority; following the receipt of such notice, the Administrative Agent on reasonable notice to the Credit Party shall have the right to review copies of such documents and information during the business hours of the Credit Party at the Company’s executive offices; provided, however, that the Credit Party shall not be obligated to furnish such notice or make such documents available for review, as the case may be, to the extent that doing so would invalidate any privileged status granted by such Governmental Authority with respect to the information contained in such notice or in such documents and information, respectively, in which case, the Credit Party shall furnish a notice, or a summary of the documents or information so provided, respectively, that does not invalidate such privilege;

(l) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of the applicable Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m) FDA Violation Notices. Promptly, and in any event within 5 Business Days after any Credit Party has Knowledge of any material violation, claim, complaint, charge or receipt of any material violation, claim, complaint or charge of or under the Food and Drug Act or any material applicable statutes, rules, regulations, guidelines, policies orders or directives administered or issued by the FDA, including without limitation receipt by any Credit Party or any of its Subsidiaries of any Product Recall Notice, other FDA notice satisfying the foregoing materiality standard or amendment to such a previous Product Recall Notice or FDA notice that is required to be disclosed under this Section 5.1(m), a statement of an Authorized Officer setting forth the material details of such occurrence and the actions, if any, which such Credit Party proposes to take with respect thereto and in the case of a written document evidencing such event, together with a true, correct and complete copy of such Product Recall Notice, FDA Notice or amendment or other notice, as the case may be (other than to the extent that provision of such documents or information to the Agents and the Lenders would invalidate any privileged status granted by such Governmental Authority with respect to such documents or information, in which case, the Credit Parties shall furnish a summary of the documents or information so provided that does not invalidate such privilege);

(n) Information Regarding Collateral. (a) Company will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected Third Priority Lien in all the Collateral (except the Working Capital Collateral, in which Collateral Agent will have a valid, legal and perfected fourth lien) and for the Collateral Agent at all times following such change to have a valid, legal and perfected Third Priority Lien (except the Working Capital Collateral, in which Collateral Agent will have a valid, legal and perfected fourth lien), as contemplated in the Collateral Documents. Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(o) Annual Collateral Verification. At the time of delivery of the annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent an Officer’s Certificate (i) confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or identifying such changes should any exist, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); and

(p) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, financial reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (ii) all regular and periodic financial reports, reports filed under the Exchange Act and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, and (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, and (B) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

5.2. Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all commercially reasonable repairs, renewals and replacements thereof.

5.5. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third-party property damage insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance (other than directors and officers insurance policies) shall (i) name Administrative Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy for which claim payments are payable to the Company or its Subsidiaries, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Lenders as the loss payee thereunder, and (iii) in the case of all insurance policies (other than directors and officers insurance), provide for at least thirty days’ prior written notice to Administrative Agent of any modification or cancellation of such policy. Notwithstanding clause (ii) of the preceding sentence, under any insurance policy in which Company or its Subsidiaries are the loss payees, the Company shall have the right to reinvest insurance proceeds therefrom to the extent provided in Section 2.14(b).

5.6. Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their Responsible Officers, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, however, that unless an Event of Default shall have occurred and be continuing, the Lenders shall conduct such inspections so as to avoid undue interference with the operations of the Company and its Subsidiaries. Upon request of any Lender, Company shall make reasonable efforts to cause their independent public accountants to be available for such discussion.

5.7. Lenders Meetings. Company will, upon the reasonable advance request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year (to be held at such location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, FDA Regulations and HHS Regulations), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Environmental.

(a) Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

(i) as soon as practicable, copies of all environmental audits, investigations, analyses and reports of any kind or character that are in the control of or are reasonably available to Company, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims that, in any such case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (2) any remedial action taken by Company or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii) as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications (provided, however, that Company shall not be obligated under the foregoing provision to furnish any information that would result in its waiver of a privilege), with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (3) any request for information from any Governmental Authority that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations, the absence of which could be reasonably expected to have a Material Adverse Effect and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws and which could reasonably be expected to have a Material Adverse Effect; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a); provided, however, that Company shall not be obligated under the foregoing provision to furnish any information to the extent that furnishing such information would result in its waiver of a privilege.

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all commercially reasonable actions necessary to (i) avoid engaging in any Hazardous Materials Activities that would constitute a violation of applicable Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries. In the event that any Person becomes a direct or indirect Domestic Subsidiary of Company, Company shall (a) concurrently with such Person becoming a Subsidiary, cause such Domestic Subsidiary to become a Guarantor Subsidiary hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, to Administrative Agent all such documents, instruments, agreements, and certificates as are similar (and as are relevant) to those described in Sections 3.1(b), 3.1(j), 3.1(m) and 3.1(n). In the event that any Person becomes a Foreign Subsidiary of Company, the Company shall (a) cause such Foreign Subsidiary to be wholly owned by a Domestic Subsidiary of the Company that is a Special Purpose Entity and (b) promptly cause such Domestic Subsidiary to deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take all of the commercially reasonable actions referred to in Section 3.1(j)(i) necessary to grant and to perfect a Third Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of the Capital Stock of such Foreign Subsidiary. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to such Subsidiary of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. For the avoidance of doubt, each direct or indirect Domestic Subsidiary shall remain a Guarantor Subsidiary and, except in the case of RP Sub No. 1, a grantor under the Pledge and Security Agreement at all times until all Loans are paid in full.

5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority Lien in such Material Real Estate Assets and any related personal property. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals of Real Estate Assets as are reasonably requested by any Agent or Requisite Lenders.

5.12. Segregated Account for Working Capital Collateral. If Receivables-Related Assets include lockboxes and other depositary accounts into which the proceeds of Receivables are deposited, Company agrees that all such lockboxes and other depositary accounts will be segregated accounts into which no other funds of the Company shall be deposited.

5.13. [RESERVED].

5.14. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent, Collateral Agent or Requisite Lenders may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent, Collateral Agent or Requisite Lenders may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantor Subsidiaries and are secured by substantially all of the assets of Company and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

5.15. Personal Property Collateral Access Agreement. The Company shall use reasonable efforts to deliver a Personal Property Collateral Access Agreement executed by the applicable Credit Party and by Priority Healthcare Corporation with respect to finished-goods or non-bulk sample Inventory (as defined in the Pledge and Security Agreement) warehoused at Priority Healthcare Corporation facilities located at 2450 Spiegel Drive, Groveport, Ohio 43125.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable (any of the foregoing, “incur”) with respect to any Indebtedness; provided, however, that any Credit Party shall be permitted to incur any such Indebtedness if, on the date of such incurrence, and after giving pro forma effect thereto, (a) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such incurrence, and (b) the Loan-to-Value Ratio shall be less than 0.6 as of the date of incurrence of such Indebtedness; provided, further, notwithstanding the first part of this sentence, any Credit Party may incur the following types of Indebtedness, without duplication:

(a) the Obligations;

(b) Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a Third Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

(c) (i) the First-Lien Term Loan and any permitted refinancings thereof on substantially similar terms, in an amount no greater than the remaining principal amount thereunder at the time of such refinancing, plus allowances for any interest, fees, expenses and premiums payable under the First-Lien Term Loan Agreement, and (ii) the Second-Lien Term Loan and any permitted refinancings thereof on substantially similar terms, in an amount no greater than the remaining principal amount thereunder at the time of such refinancing, plus allowances for any interest, fees, expenses and premiums payable under the Second-Lien Term Loan Agreement;

(d) Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries;

(e) Indebtedness which may be deemed to exist pursuant to any performance, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(h) guaranties by Company of Indebtedness of a Guarantor Subsidiary (other than RP Sub No. 1) or guaranties by a Subsidiary of Company of Indebtedness of Company or a Guarantor Subsidiary, with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(i) reimbursement obligations in respect of letters of credit and surety bonds issued to support obligations of Company and its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed at any time $15,000,000;

(j) Indebtedness with respect to Capital Leases (i) with respect to the Company’s principal offices at Liberty Corner, New Jersey, if such offices are held under a Capital Lease, in an aggregate amount not to exceed at any time $10,000,000 and (ii) otherwise in an aggregate amount not to exceed at any time $5,000,000;

(k) purchase money Indebtedness, in an aggregate amount for all Indebtedness under this clause (k) not to exceed at any time $14,000,000 (including Indebtedness acquired or assumed in connection with a Permitted Acquisition); provided, any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;

(l) the Permitted Working Capital Facility;

(m) Indebtedness evidenced by Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(n) Indebtedness to a PSF Counterpart in respect of Eligible Product-Specific Financings;

(o) so long as no Event of Default shall be in existence or would occur as a result of the incurrence thereof, other Indebtedness of the Company and/or its Subsidiaries, in an aggregate amount for all Indebtedness under this clause (o) not to exceed $50,000,000 at any time outstanding, that is (i) unsecured and (ii) junior in right of payment to the payment of the Indebtedness arising or existing under this Agreement and the other Credit Documents, and the First-Lien Term Loan and Second-Lien Term Loan, and the terms of which require no payments to be made, and under which no payments of principal, interest (if any), fees, expenses or any other payment are made, prior to at least one year after the Maturity Date; provided, that such Indebtedness is subordinated to the Obligations and the Third Priority Lien of the Collateral Agent pursuant to an intercreditor agreement with the lenders under such subordinated Indebtedness in form and substance reasonably acceptable to the Collateral Agent;

(p) Indebtedness with respect to leases and financings of vehicles for use by employees in the ordinary course of business, with such initial amounts, as of the Closing Date, as described in Schedule 6.1(p); provided, that financings that are securitizations are specifically excluded; and

(q) Indebtedness incurred in the ordinary course of business to customs and revenue authorities consisting of the obligation to pay customs duties in connection with the importation of goods.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except, without duplication:

(a) Subject to the terms of the Term Loan Intercreditor Agreement and the Working Capital Intercreditor Agreement, Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes, assessments or governmental charges or levies the payment of which is not required under Section 5.3;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other similar Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA or securing Indebtedness for borrowed money unless permitted pursuant to subsections (a), (e), (m), (n), (t), (u) or (w) of this Section 6.2), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, appeal bonds, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) Liens on the Working Capital Collateral to secure the obligations under the Permitted Working Capital Facility;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Credit Documents;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens for Indebtedness permitted under Section 6.1(i), provided that such Liens encumber only Cash, Cash Equivalents or Deposit Accounts in which the Collateral Agent does not have a Lien;

(k) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

(l) Liens described in Schedule 6.2(l), but not the extension of coverage thereof to other property or assets;

(m) Liens securing Indebtedness permitted pursuant to 6.1(k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n) Liens securing Indebtedness under the First-Lien Term Loan Agreement and the Second-Lien Term Loan Agreement, provided, that the holders of such Liens are subject to the Term Loan Intercreditor Agreement and the Working Capital Intercreditor Agreement;

(o) [Reserved];

(p) Liens in connection with attachments and judgments (including judgment or appeal bonds) not constituting an Event of Default hereunder; provided, that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(q) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(r) leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(s) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(t) Liens assumed in connection with a Permitted Acquisition, so long as such Liens cover only the assets acquired pursuant to such Permitted Acquisition and were not created in contemplation thereof;

(u) Liens on a specific Product and related intellectual property rights and proceeds in favor of a PSF Counterpart in respect of the related Product in connection with Indebtedness permitted under Section 6.1(n);

(v) Liens arising in connection with consignments or similar arrangements for the sale of goods in the ordinary course of business;

(w) Liens on vehicles acquired with Indebtedness permitted by Section 6.1(p).

(x) Liens arising in connection with purchases of computer equipment and accessories, furniture and fixtures in an aggregate amount not to exceed at any time $1,500,000 in fair market value; and

(y) additional Liens not otherwise permitted by the foregoing clauses of this Section 6.2; provided, that such additional Liens permitted by this clause (y) do not encumber property and assets which at any time exceed $500,000 in fair market value.

6.3. Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of Indebtedness permitted by Section 6.1(k) or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.9(c), (b) specific property as to which Liens are permitted under Section 6.2 (provided any fourth lien of the Collateral Agent is not thereby impaired), (c) property encumbered as collateral pursuant to the First-Lien Security Agreement; the Third-Lien Security Agreement and the Working Capital Facility Security Agreement, and (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that Company may make payments required to repurchase rights or obligations with respect to outstanding options granted by, and restricted stock of, the Company pursuant to the rights of the holders thereof and the obligations of Company with respect thereof in an aggregate amount not to exceed $5,000,000 during the term of this Agreement. In addition to the foregoing clause, a Credit Party may make a Restricted Junior Payment so long as (i) no Default or Event of Default exists at the time of such Restricted Junior Payment or would occur after giving effect thereto, (ii) the Company would be permitted to issue an additional $1.00 of Indebtedness pursuant to clause (b) of the lead-in paragraph of Section 6.1 after giving pro forma effect to such Restricted Junior Payment; (iv) the aggregate amount of such Restricted Junior Payments and all other Restricted Junior Payments since the Closing Date would not exceed 50% of Company’s cumulative Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first full Fiscal Quarter commencing after March 31, 2005 to the end of the most recent Fiscal Quarter for which financial statements are available.

6.6. Restrictions on Subsidiary Distributions. Except as provided in this Section 6.6, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(k), that impose restrictions on the property so acquired and (ii) permitted under Section 6.4.

6.7. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Guarantor Subsidiaries (other than RP Sub No. 1) of Company;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.1(b);

(e) Investments in PSF Joint Ventures, subject to the satisfaction of all terms and conditions contained in the definition of Eligible Product Specific Financing;

(f) (i) loans and advances to employees of Company and its Guarantor Subsidiaries (other than RP Sub No. 1) made in the ordinary course of business in an aggregate principal amount not to exceed $3,500,000 at any time outstanding, of which no more than $650,000 can be loans for purposes other than for executive relocation or executive transition and (ii) Section 83(b) Loans to employees outstanding as of the date hereof made to fund the early exercise of stock options in the amount of $5,500,000;

(g) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.9;

(h) Investments existing on the date hereof and described in Schedule 6.7;

(i) receivables owing to Company or any of its Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(j) purchases of inventory, supplies, materials and equipment or licenses, contributions or leases of intellectual property, in each case in the ordinary course of business consistent with past practices;

(k) other Investments in an aggregate amount not to exceed at any time $2,500,000; and

(l) Investments consisting of cash on deposit with banks or other depository institutions solely to the extent required in connection with the maintenance of deposit accounts in the ordinary course of business.

Notwithstanding the foregoing, in no event shall any Credit Party make, or permit any of its Subsidiaries to make, any Investment that results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8. [RESERVED].

6.9. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any wholly owned Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, (i) in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person, (ii) Company gives the Agents ten days’ prior written notice of such action, (iii) no Default or Event of Default shall have occurred or be continuing either before or after giving effect thereto, and (iv) the Collateral Agent’s Liens in the Collateral shall not be affected in any manner thereby; provided, further, for purposes of this Section 6.9, RP Sub No. 1 shall not be considered a Guarantor Subsidiary.

(b) any Subsidiary (other than the Company) (i) that is no longer useful in the business of the Company or (ii) of which liquidation or dissolution is in the best interest of the Company, each as determined in good faith and reasonable discretion by the Company, may dissolve, liquidate or wind up its affairs at any time; provided, that (x) all assets of such Subsidiary are transferred to another Credit Party, (y) such dissolution is not materially disadvantageous to the Lenders, and (z) all Liens on assets of such Subsidiary are maintained for the benefit of Collateral Agent subsequent to any dissolution;

(c) sales or other dispositions described in clauses (i), (ii) and (iii) of the definition of “Asset Sale”;

(d) Asset Sales, provided, (1) except with respect to the licensing of property in the ordinary course of business, the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company (or similar governing body)), (2) no less than 80% thereof shall be paid in Cash on the date of such sale or within six months thereafter, excluding any sales of Axid® OS and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);

(e) disposals of obsolete, worn out or surplus property;

(f) disposals of leased or financed automobiles in the ordinary course of business;

(g) Permitted Acquisitions;

(h) Reinvestments permitted under Section 2.14(a) or (b); and

(i) Investments made in accordance with Section 6.7.

6.10. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.11. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any Guarantor Subsidiary), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Company or any Guarantor Subsidiary) in connection with such lease. For purposes of this Section 6.11, RP Sub No. 1 shall not be considered a Guarantor Subsidiary.

6.12. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Company and any Guarantor Subsidiary (other than RP Sub No. 1); (b) reasonable and customary fees paid and options granted to members of the board of directors (or similar governing body) of Company and its Subsidiaries that are approved by the board of directors of Company or such Subsidiary (or a committee thereof); (c) compensation arrangements (including employment agreements, option agreements and restricted stock agreements) for officers and other employees of Company and its Subsidiaries entered into in the ordinary course of business that are approved by the board of directors of Company or such Subsidiary (or a committee thereof); (d) transactions described in Schedule 6.12, including, with respect to officers or directors of Company, only those transactions not in the ordinary course of business and not on arms’-length terms; (e) any payments permitted under Section 6.5; (f) loans to employees, directors, officers, shareholders or agents to the extent permitted under Section 6.7(f); (g) Investments in any Credit Party or other Subsidiaries existing on the Closing Date; (h) transactions entered into pursuant to or contemplated by this Agreement, and (i) Investments (including Permitted Acquisitions) permitted under Section 6.7(e) and (g) to the extent that such Investment is approved by the board of directors of Company as being on terms that are not less favorable to Company than those that might be obtained from a Person who is not an Affiliate.

6.13. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders. From and after the Closing Date, Company shall not permit RP Sub No. 1 to engage in any business activities, incur any Indebtedness, grant or permit to exist any Liens, make any Investments, or hold any property other than 903,420 shares of Capital Stock of the Company.

6.14. [RESERVED].

6.15. Provisions Related to Joint Ventures. Notwithstanding anything to the contrary in this Agreement, Company shall not (i) engage in any Asset Sale with a Joint Venture (excluding any PSF Joint Ventures) in which Company has an equity interest or (ii) permit any such Joint Venture (excluding any PSF Joint Ventures) to incur any Indebtedness.

6.16. Amendments or Waivers with Respect to Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to amend, waive or otherwise change the terms of the First-Lien Term Loan, the Second-Lien Term Loan and the Permitted Working Capital Facility, except in accordance with the terms of the Term Loan Intercreditor Agreement and the Working Capital Intercreditor Agreement; provided, that the Credit Parties shall be permitted to amend the First-Lien Term Loan, the Second-Lien Term Loan and the Permitted Working Capital Facility, so long as any amendments shall not materially and adversely affect the Credit Parties or the Lenders; provided, however, that any amendments to the Permitted Working Capital Facility shall not increase the principal amount of the facility such that it exceeds a maximum amount of $40 million at any time outstanding in Fiscal Year 2005 and a maximum amount of $50 million at any time outstanding after Fiscal Year 2005.

6.17. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

6.18. RP Sub No. 1. Company shall not permit RP Sub No. 1 to, and RP Sub No. 1 shall not, (i) become an operating subsidiary or (ii) acquire or hold any assets other than any preferred shares already held by it as of the Closing Date.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantor Subsidiaries jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantor Subsidiaries. All Guarantor Subsidiaries desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor Subsidiary is a third-party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantor Subsidiaries. Subject to Section 7.2, Guarantor Subsidiaries hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor Subsidiary by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantor Subsidiaries will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantor Subsidiaries Absolute. Each Guarantor Subsidiary agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor Subsidiary agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor Subsidiary and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default;

(c) the obligations of each Guarantor Subsidiary hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor Subsidiary) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor Subsidiary whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor Subsidiary of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor Subsidiary’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor Subsidiary’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor Subsidiary from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor Subsidiary, limit, affect, modify or abridge any other Guarantor Subsidiary’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor Subsidiary’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor Subsidiary) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor Subsidiary against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f) this Guaranty and the obligations of Guarantor Subsidiaries hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor Subsidiary shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any bankruptcy, insolvency, liquidation or dissolution of any Credit Party, provided, that the foregoing shall not prevent the dissolution of RP Sub No. 1 pursuant to Section 6.9(a), and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor Subsidiary as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantor Subsidiaries. Each Guarantor Subsidiary hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor Subsidiary, to (i) proceed against Company, any other guarantor (including any other Guarantor Subsidiary) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor Subsidiary including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor Subsidiary from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor Subsidiary’s obligations hereunder, (ii) any rights to set-offs, recoupments and counterclaims against Beneficiaries, and (iii) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related hereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantor Subsidiaries’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor Subsidiary hereby waives any claim, right or remedy, direct or indirect, that such Guarantor Subsidiary now has or may hereafter have against Company or any other Guarantor Subsidiary or any of its assets in connection with this Guaranty or the performance by such Guarantor Subsidiary of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor Subsidiary now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor Subsidiary shall withhold exercise of any right of contribution such Guarantor Subsidiary may have against any other guarantor (including any other Guarantor Subsidiary) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor Subsidiary further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor Subsidiary may have against Company or against any collateral or security, and any rights of contribution such Guarantor Subsidiary may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor Subsidiary on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor Subsidiary now or hereafter held by any Guarantor Subsidiary (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated. Each Guarantor Subsidiary hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantor Subsidiaries or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor Subsidiary or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Company. Any Credit Extension may be made to Company or converted from time to time without notice to or authorization from any Guarantor Subsidiary regardless of the financial or other condition of Company at the time of any such grant or conversion, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor Subsidiary its assessment, or any Guarantor Subsidiary’s assessment, of the financial condition of Company. Each Guarantor Subsidiary has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents, and each Guarantor Subsidiary assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor Subsidiary hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, etc.

(a) The obligations of Guarantor Subsidiaries hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor Subsidiary or by any defense which Company or any other Guarantor Subsidiary may have by reason of the order, decree or decision of any court or administrative body resulting from any such case or proceeding.

(b) Each Guarantor Subsidiary acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest which but for such case or proceeding would have accrued on such portion of the Guaranteed Obligations, whether or not a claim is allowed for such interest in the related case or proceeding) shall be included in the Guaranteed Obligations because it is the intention of Guarantor Subsidiaries and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantor Subsidiaries pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantor Subsidiaries will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantor Subsidiaries hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor Subsidiary. If all of the Capital Stock of any Guarantor Subsidiary or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor Subsidiary or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Company to pay (i) when due any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within three days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $7,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that with respect to any breach or default under the First-Lien Term Loan Agreement, such event shall only constitute an Event of Default under this Agreement if such event occurs and is not cured or waived within ninety (90) days after the occurrence of such event (other than with respect to a default under Section 8.1(a) under the First-Lien Term Loan Agreement or acceleration under the First-Lien Term Loan Agreement) and, provided, that with respect to any breach or default under the Second-Lien Term Loan Agreement, such event shall only constitute an Event of Default under this Agreement if such event occurs and is not cured or waived within thirty (30) days after the occurrence of such event (other than with respect to a default under Section 8.1(a) under the Second-Lien Term Loan Agreement or acceleration under the Second-Lien Term Loan Agreement); or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.2 or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made by any Credit Party in any Credit Document or in any statement or certificate by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days (in the case of other provisions of this Agreement) after the earlier of (i) a Responsible Officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (x) in any individual case an amount in excess of $8,000,000 or (y) in the aggregate at any time an amount in excess of $16,000,000 (in each case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and, in the case of clause (x), shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party (except any inactive or immaterial Subsidiary) decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company or any of its Subsidiaries in excess of $7,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA.

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations or release thereof, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor Subsidiary shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) any call premiums payable under Section 2.14(g) (provided, that, in the event the Loans are accelerated during the first year after the Closing Date, the call premium payable shall be the call premium that would otherwise be applicable as if such acceleration occurred after the first anniversary of the Closing Date but before the second anniversary of the Closing Date), if and only if such Event of Default was the direct result of a failure by Company to make a mandatory prepayment pursuant to Section 2.14, and (III) all other Obligations; and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9. AGENTS

9.1. Appointment of Agents. GSCP is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. The Company (on behalf of itself and its Affiliates) and each Lender acknowledge that, in agreeing to serve on a temporary basis as Administrative Agent hereunder, GSCP is acting solely in a ministerial capacity to facilitate initial settlement of the transactions hereunder and was not involved in any manner in the sale, syndication, distribution or placement of the Loans hereunder.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing except as expressly set forth in the Credit Documents. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, except to the extent it would be liable therefor pursuant to section 9.3(b).

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders, except as proved herein, or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company (except in the case of GSCP, which may resign by giving five days’ prior written notice thereof, provided GSCP has identified a successor Administrative Agent), and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right to appoint a successor Administrative Agent, upon five Business Days’ notice to Company, and Company shall have the right to consent to such successor Administrative Agent, such consent not to be unreasonably withheld or delayed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Each Lender, by its signature hereto or by its signature to an Assignment Agreement, consents and agrees to all terms of the Collateral Documents as such agreements may be in effect or may be amended from time to time in accordance with their terms (including, without limitation, the Working Capital Facility Intercreditor Agreement and the Term Loan Intercreditor Agreement and the provisions therein providing for the exercise of remedies, release of the Collateral and any restrictions on the exercise of rights or remedies during an Insolvency or Liquidation Proceeding, as defined in the Term Loan Intercreditor Agreement) and agrees to be bound by such terms as they apply to the Collateral Agent acting on behalf of such Lender. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor Subsidiary from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent in accordance with the terms hereof, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

(c) Rights in Collateral and Intercreditor Agreements. The Company, Administrative Agent, Collateral Agent and each Lender hereto acknowledge and agree that their respective rights in the Collateral as established under each Credit Document are subject to the Term Loan Intercreditor Agreement and the Working Capital Intercreditor Agreement.

SECTION 10. MISCELLANEOUS

10.1. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed (if the recipient has telex facilities) sent by facsimile, United States mail or courier service or furnished by electronic communication (including e-mail and Internet or intranet websites) and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent. The preceding sentence notwithstanding, the Administrative Agent may, in its discretion, agree to accept notices and other communications from Lenders to it hereunder by electronic communications pursuant to procedures approved by the Administrative Agent and approval of such procedures may be limited to particular notices or communications.

10.2. Expenses. Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto (subject to clause (c) below); (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of a single law firm acting as counsel to the Agents, in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual reasonable costs and expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of a single law firm acting as counsel to the Agents, and of counsel to Company and the other Credit Parties providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual reasonable costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, accountants, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral following the occurrence of an Event of Default; (f) all other actual and reasonable costs and expenses incurred by each Agent and each Lender in connection with the negotiation, preparation and execution of any consents, amendments, waivers or other modifications to any Credit Document; and (g) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by each Agent and each Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and each Lender and the officers, partners, directors, trustees, employees, agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the breach of contract, gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall, subject to the proviso in the preceding sentence, contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without prior notice to any Credit Party or to any other Person (other than Administrative Agent), any such prior notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender affected thereby (other than a Defaulting Lender), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment), or alter the required application of any prepayment pursuant to Section 2.15, as applicable;

(iii) reduce the principal of or the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or premium payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vi) change the percentage of the outstanding principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Requisite Lenders” or “Pro Rata Share”, or modify the amount of the Commitment of any Lender;

(vii) release any portion of the Collateral or any of the Guarantor Subsidiaries from the Guaranty, or subordinate any of the Collateral Agent’s Liens, in each case, except as expressly provided in the Credit Documents; or

(viii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, except as provided in Section 10.6.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and, except as provided in Section 10.6(i), no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan) (i) to any Person meeting the criteria of the definition of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; and (ii) to any other Person consented to by Company following notice to Administrative Agent (such Company consent not to be unreasonably withheld or delayed, or required at any time an Event of Default shall have occurred and then be continuing); provided, further, each such assignment (other than to any Person meeting the criteria of clause (i) of the definition of “Eligible Assignee”) shall be in an aggregate amount of not less than $500,000 (or such lesser amount as may be agreed to by Company or as shall constitute the aggregate amount of the Loans of the assigning Lender) with respect to the assignment of the Loans.

(d) Mechanics. Except as provided in Section 10.6(i), the assigning Lender and the assignee to each such assignment thereof shall execute and deliver to the Administrative Agent an Assignment Agreement (such Assignment Agreement to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, which shall initially be the settlement system of ClearPar, LLC, or (B) manually executed and delivered, in either case without any additional processing or recordation fees) and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee, if it shall not be a Lender immediately prior to the assignment, under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.20(c).

(e) Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.6(d) if applicable (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

Each Lender represents and warrants that it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended and modified, and is making the Loans and acquiring the Notes for investment for its own account and not with a view to distribution in violation of the Securities Act of 1933 or any applicable state securities laws. Each Eligible Assignee, participant or acquiror of a participation interest in any Loan shall also make the foregoing representation in writing to the Company and Administrative Agent concurrently with any such assignment, participation or acquisition.

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender. Except as provided in clause (i) below, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clauses (c) through (g) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (h).

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Loans or in any other Obligation. The holder of any such participation, other than an Affiliate or Related Fund of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.20 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided, such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, (i) any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender to any other Person (including, without limitation, any Federal Reserve Bank or any Federal Home Loan Bank) as collateral security (including, without limitation, pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank); provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank or Federal Home Loan Bank, or other pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder and (ii) any Lender may assign any or all of its rights and obligations under the Credit Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment Agreement to the Company or the Administrative Agent or the payment of any processing fee or the giving of the notice called for by Section 10.6(c)(i); provided, that (x) the Credit Parties and the Agents shall continue to deal solely and directly with such assigning Lender in connection with the interest so assigned unless such assignee is an Eligible Assignee and until such Lender and such Eligible Assignee shall have executed and delivered an Assignment Agreement to the Company and the Administrative Agent for recordation, (y) the failure of such assigning Lender to deliver an Assignment Agreement to the Company, the Administrative Agent or any other Person shall not affect the legality, validity or binding effect of such assignment and (z) the assigning Lender shall maintain a register on behalf of the Company comparable to the Register which may be accessed upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. For the avoidance of doubt, any assignment contemplated by subclause (ii) above that is effected by delivery of an Assignment Agreement shall be subject to all other requirements set forth in this Section 10.6 for such assignment to be effective. Nothing in this Agreement or any other Credit Document shall prevent or prohibit a Lender from assigning or transferring all of a portion of its rights and delegating all or a portion of its obligations under this Agreement and the other Credit Documents to any lender to or financing source of such Lender; provided, however, that no lender to or financing source of such Lender shall be considered a Lender under this Agreement or any other Credit Document, and such Lender shall continue to be liable and obligated in all respects as a Lender under this Agreement and the other Credit Documents (and the Agent, the Lenders and the Borrowers shall only be required to communicate with, and otherwise deal with, such Lender as a Lender hereunder and under the other Credit Documents), unless such assignee or transferee is an Eligible Assignee and until such Eligible Assignee executes an Assignment Agreement and thereby becomes a Lender hereunder and under the other Credit Documents in accordance with the provisions of this Section 10.6.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 7.11, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES EACH OTHER PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a

Lender may make (i) disclosures of such information to Affiliates and Related Funds of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) subject to the prior receipt of appropriate written confidentiality undertakings, disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided, that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

RELIANT PHARMACEUTICALS, INC.

By:
Name:
Title:

RP SUB NO. 1, INC.,
as a Guarantor Subsidiary

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent and Collateral Agent

By:
Authorized Signatory

AGREED TO AND ACKNOWLEDGED:

BAY CITY CAPITAL FUND II, L.P., as Lender

By:	BAY CITY CAPITAL MANAGEMENT II, LLC, its manager

By:
Name:
Title:

BAY CITY CAPITAL FUND III, L.P., as Lender

By:	BAY CITY CAPITAL MANAGEMENT III, LLC, its manager

By:
Name:
Title:

Stephen Bowen, as Lender

CRAVES FAMILY, L.L.C., as Lender

By:
Name:
Title:

HANDELSMAN FAMILY INVESTMENT
GROUP, LLC, as Lender

By:
Name:
Title:

THE HEATHER ROAD TRUST, as Lender

By:
Name:
Title:

INTERNATIONAL CAPITAL GROUP S.A, as Lender

By:
Name:
Title:

John J. Mack, as Lender

Ernest Mario, as Lender

PHARMBAY INVESTORS, L.L.C., as Lender

By:
Name:
Title:

PROMERICA CAPITAL, LLC, as Lender

By:
Name:
Title:

JAMES C. SMITH AND NORMA I.
SMITH, JTWROS, as Lender

James C. Smith:

Norma I. Smith

Robert K. Steel, as Lender

PG GIGI M TRUST, as Lender

By:
Name:
Title:

THE WEXNER CHILDREN’S TRUST II, as Lender

By:
Jeffrey Epstein, not individually but solely in his capacity as trustee of the Trust.

APPENDIX A

TO CREDIT AGREEMENT

Commitments

Lender	Commitment	Pro Rata Share
Bay City Capital Fund II, L.P.	$6,025,371.03	12.1418%
Bay City Capital Fund III, L.P.	$4,256,621.81	8.5776%
Stephen Bowen	$25,000.00	0.0504%
Craves Family, L.L.C.	$500,000.00	1.0076%
Handelsman Family Investment Group, LLC	$300,000.00	0.6045%
The Heather Road Trust	$300,000.00	0.6045%
International Capital Group S.A.	$3,500,000.00	7.0529%
John J. Mack	$2,000,000.00	4.0302%
Ernest Mario	$2,000,000.00	4.0302%
PharmBay Investors, L.L.C.	$14,718,007.16	29.6585%
Promerica Capital, LLC	$2,000,000.00	4.0302%
James C. Smith and Norma I. Smith, JTWROS	$500,000.00	1.0076%
Robert K. Steel	$2,000,000.00	4.0302%
PG Gigi M Trust	$1,500,000.00	3.0227%
The Wexner Children’s Trust II	$10,000,000.00	20.1511%

Total	$49,625,000.00	100%

APPENDIX B 1

APPENDIX B

TO CREDIT AGREEMENT

Notice Addresses

RELIANT PHARMACEUTICALS, INC.
110 Allen Road
Liberty Corner, NJ 07938
Attention:	Bob Ferguson, Chief Financial Officer
Telephone:	(908) 580-1200
Telecopier:	(908) 542-9406
E-mail:

in each case, with a copy to:
Latham & Watkins LLP
5800 Sears Tower
Chicago, IL 60606
Attention:	Michael A. Pucker
Telephone:
Telecopier:	312-993-9767
E-mail:

RP SUB NO. 1, INC.
110 Allen Road
Liberty Corner, NJ 07938
Attention:	Bob Ferguson, Chief Financial Officer
Telephone:	(908) 580-1200
Telecopier:	(908) 542-9406
E-mail:

in each case, with a copy to:
Latham & Watkins LLP
5800 Sears Tower
Chicago, IL 60606
Attention:	Michael A. Pucker
Telephone:
Telecopier:	312-993-9767
E-mail:

APPENDIX B 2

GOLDMAN SACHS CREDIT PARTNERS L.P.,

Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention:	Elizabeth Fischer
Telephone:
Telecopier:	212-357-9110
E-mail:

with a copy to:

Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention:	Philip Green
Telephone:
Telecopier:	(212) 357-4597
E-mail:

For purposes of funding notices:

Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention:	Philip Green
Telephone:
Telecopier:	(212) 357-4597
E-mail:

Lender Notices:

Bay City Capital Fund II, L.P.
______________________________
______________________________
______________________________

Bay City Capital Fund III, L.P.
______________________________
______________________________
______________________________

APPENDIX B 3

Stephen Bowen
______________________________
______________________________
______________________________

Craves Family, L.L.C.
______________________________
______________________________
______________________________

Handelsman Family Investment Group, LLC
______________________________
______________________________
______________________________

Diversified Financial Management Corp.
______________________________
______________________________
______________________________

International Capital Group S.A.
______________________________
______________________________
______________________________

John J. Mack
______________________________
______________________________
______________________________

Ernest Mario
______________________________
______________________________
______________________________

PharmBay Investors, L.L.C.
______________________________
______________________________
______________________________

APPENDIX B 4

Promerica Capital, LLC
______________________________
______________________________
______________________________

James C. Smith and Norma I. Smith, JTWROS
______________________________
______________________________
______________________________

Robert K. Steel
______________________________
______________________________
______________________________

PG Gigi M Trust
______________________________
______________________________
______________________________

The Wexner Children’s Trust II
______________________________
______________________________
______________________________

APPENDIX B 5